UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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Definitive Proxy Statement
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Soliciting Material Pursuant to ss.240.14a-12

JETBLUE AIRWAYS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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JETBLUE AIRWAYS CORPORATION
27-01 Queens Plaza North
Long Island City, New York 11101

April 8, 2014

To our Stockholders:

It is our pleasure to invite you to attend our 2014 annual meeting of stockholders, which will be held on Thursday, May 22, 2014, beginning at 10:00 a.m. (Eastern Time). You may attend the meeting virtually via the Internet at www.virtualshareholdermeeting.com/jblu2014, where you will be able to vote electronically and submit questions during the meeting. You will need the 12-digit control number included with these proxy materials to attend the annual meeting. The following notice of annual meeting of stockholders outlines the business to be conducted at the meeting. Only stockholders of record at the close of business on March 26, 2014 will be entitled to notice of and to vote at the annual meeting.

As in the past, we are using the Internet as our primary means of furnishing proxy materials to stockholders. Accordingly, most stockholders will not receive copies of our proxy materials. We instead are mailing a notice with instructions for accessing the proxy materials and voting via the Internet (the “Notice of Internet Availability”). We encourage you to review these materials and vote your shares. This delivery method allows us to conserve natural resources and reduce the cost of delivery while also meeting our obligations to you, our stockholders, to provide information relevant to your continued investment in JetBlue. If you received the Notice of Internet Availability by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability.

You may vote via the Internet, by telephone or, if you receive a paper proxy card in the mail, by mailing the completed proxy card. If you attend the annual meeting online, you may vote your shares at the annual meeting virtually via the Internet even if you previously voted your proxy. Please vote as soon as possible to ensure that your shares will be represented and counted at the annual meeting.

Very truly yours,

Dave Barger

Chief Executive Officer and Director

On behalf of the Board of Directors of JetBlue Airways Corporation

JETBLUE AIRWAYS CORPORATION
27-01 Queens Plaza North
Long Island City, New York 11101

Notice of Annual Meeting of Stockholders

To be held on May 22, 2014

10:00 a.m. (Eastern Time)

Via the Internet at www.virtualshareholdermeeting.com/jblu2014.

Items of Business

We are holding the 2014 annual meeting of stockholders for the following purposes:

1.	To elect twelve directors nominated by the Board of Directors to serve until the 2015 annual meeting of stockholders;

2.	To ratify the selection of Ernst & Young LLP (E&Y) as our independent registered public accounting firm for the fiscal year ending December 31, 2014;

3.	To approve, on an advisory basis, the compensation of our named executive officers;

4.	To vote on two stockholder proposals, if properly presented at the meeting; and

5.	To transact such other business as may properly come before the annual meeting and any postponement(s) or adjournment(s) thereof.

The proxy statement describes these items in more detail. As of the date of this notice, we have not received notice of any other matters that may be properly presented at the annual meeting.

Record Date:

March 26, 2014

Voting:

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the annual meeting of stockholders virtually via the Internet, we urge you to vote and submit your proxy in order to ensure the presence of a quorum. You have the following options for submitting your vote before the 2014 annual meeting: Internet, toll-free telephone, mobile device or mail. If you are a beneficial owner whose shares are held of record by a broker, your broker has discretionary voting authority to vote your shares only on routine matters, such as the ratification of selection of our independent registered public accounting firm (Proposal No. 2), even if the broker does not receive voting instructions from you. Non-routine matters include the election of directors (Proposal No. 1), the advisory vote to approve compensation of our named executive officers (Proposal No. 3) and the stockholder proposals (Proposal No. 4 and Proposal No. 5) described in this proxy statement. Your broker does not have discretionary authority to vote on non-routine matters without instructions from you, in which case a “broker non-vote” will occur and your shares will not be voted on these matters.

Date These Proxy Materials Are First Being Made Available on the Internet:

On or about April 8, 2014

By order of the Board of Directors

James G. Hnat

General Counsel

and Corporate Secretary

April 8, 2014

Long Island City, New York

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 22, 2014

The notice of annual meeting, the proxy statement and our fiscal 2013 annual report to stockholders are available on our website at http://investor.jetblue.com. Additionally, in accordance with Securities and Exchange Commission rules, you may access our proxy materials at www.proxyvote.com.

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2014 Proxy Statement – Summary

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider. You should read the entire Proxy Statement carefully before voting.

GENERAL INFORMATION

(see pages 7-10)

Meeting: Annual Meeting of Stockholders

Date: May 22, 2014

Time: 10:00 a.m. (Eastern Time)

Place: via the Internet at www.virtualshareholdermeeting.com/jblu2014.

Record Date: March 26, 2014

Stock Symbol: JBLU

Exchange: NASDAQ

Common Stock Outstanding as of Record Date: 296,790,736

Registrar & Transfer Agent: Computershare

State of Incorporation: Delaware

Corporate Headquarters: 27-01 Queens Plaza North, Long Island City, NY 11101

Corporate Website: www.jetblue.com

Investor Relations Website: http://investor.jetblue.com/

2015 Annual Meeting Deadline for Stockholder Proposals:

December 8, 2014

EXECUTIVE COMPENSATION

(see pages 26-46)

CEO: Dave Barger (age: 56, tenure as CEO 7 years)

CEO 2013 Total Direct Compensation: $3,055,984

•	Base Salary: $600,000

•	Annual Incentive Bonus: $415,400

•	Long-Term Equity: $1,625,000 RSUs

Employment Agreement: Yes (through 2015)

Clawback Policy: Yes

Tax Gross Up Policy: No new agreements going forward

Stock Ownership Guidelines: 3x base salary for CEO, 1x base salary for other named executive officers

Director Nominees: 12

•	One management-employee
•	Two affiliates
•	Nine independent

Director Term: One year

Election Standard for Director Election: Majority of votes cast

Supermajority Vote Requirements: No

Board Meetings in 2013: 5

Standing Board Committees (Meetings in 2013):

•	Audit Committee: 10

•	Compensation Committee: 5

•	Corporate Governance & Nominating Committee: 5

•	Airline Safety Committee: 4

ITEMS OF BUSINESS:

1.	Election of Directors
2.	Ratification of Appointment of Independent Registered Public Accounting Firm (Ernst & Young LLP)
3.	Approval, on an advisory basis, of the compensation of our named executive officers
4.	To vote on two stockholder proposals, if properly presented at the meeting

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PROXY STATEMENT 2014 ANNUAL MEETING OF STOCKHOLDERS

We are making this proxy statement available to you on or about April 8, 2014 in connection with the solicitation of proxies by our Board of Directors for the JetBlue Airways Corporation 2014 annual meeting of stockholders. At JetBlue and in this proxy statement, we refer to our employees as crewmembers. Also in this proxy statement, we sometimes refer to JetBlue as the “Company,” “we” or “us,” and to the 2014 annual meeting of stockholders as the “annual meeting.” When we refer to the Company’s fiscal year, we mean the annual period ending on December 31 of the stated year. Information in this proxy statement for 2013 generally refers to our 2013 fiscal year, which was from January 1 through December 31, 2013.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

What is the record date?

The record date for the annual meeting is March 26, 2014. On the record date, there were 296,790,736 shares of our common stock outstanding and there were no outstanding shares of any other class of stock.

Who is entitled to vote?

Only stockholders of record at the close of business on March 26, 2014 are entitled to vote at the 2014 annual meeting of stockholders and any postponement(s) or adjournments thereof. Holders of shares of common stock as of the record date are entitled to cast one vote per share on all matters.

What is a difference between holding shares as a holder of record and as a beneficial owner?

If at the close of business on March 26, 2014, the record date for the annual meeting, your shares were held in an account at a brokerage firm, bank, dealer or other similar organization or other nominee, then you are the beneficial owner of shares held in “street name” and the proxy materials, as applicable, are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares in your account. If that organization is not given specific directions, shares held in the name of that organization may not be voted and will not be considered as present and entitled to vote at the annual meeting, except with respect to the ratification of the company’s independent auditors. Please instruct your broker how to vote your shares using the instruction sheet provided by your broker.

How do I vote?

Registered holders may vote:

•	By Internet: go to www.proxyvote.com;

•	By toll-free telephone: call 1-800-690-6903;

•	By mobile device; or

•	By mail (if you received a paper copy of the proxy materials by mail): mark, sign, date and promptly mail the enclosed proxy card in the postage-paid envelope.

If your shares are held in the name of a broker, bank or other holder of record, follow the voting instructions you receive from the holder of record to vote your shares.

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How will my shares be voted at the annual meeting if I do not specify on the proxy card how I want my shares to be voted?

If you are the record holder of your shares and do not specify on your proxy card (or when giving your proxy by telephone or the internet) how you want to vote your shares, your shares will be voted:

•	FOR the election of each of the twelve director candidates nominated by the Board of Directors;

•	FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014

•	FOR advisory approval of the compensation of our named executive officers;

•	AGAINST the stockholder proposal relating to political contribution disclosure;

•	AGAINST the stockholder proposal relating to executive stockholding requirements; and

•	in accordance with the best judgment of the named proxies on any other matters properly brought before the annual meeting and any postponement(s) or adjournment(s) thereof.

If you are a beneficial owner of shares and do not specify how you want to vote, your shares may not be voted by the record holder and will not be considered as present and entitled to vote on any matter to be considered at the annual meeting, except with respect to the ratification of the Company’s independent auditors. If your shares are held of record by a bank, broker, or other nominee, we urge you to give instructions to your bank, broker, or other nominee as to how you wish your shares to be voted so you may participate in the stockholder voting on these important matters.

What can I do if I change my mind after I vote?

Any proxy may be revoked at any time prior to its exercise at the 2014 annual meeting of stockholders. A stockholder who delivers an executed proxy pursuant to this solicitation may revoke it at any time before it is exercised by (i) executing and delivering a later-dated proxy card to our corporate secretary prior to the annual meeting; (ii) delivering written notice of revocation of the proxy to our corporate secretary prior to the annual meeting; (iii) voting again by telephone, by mobile device or over the Internet prior to 11:59 p.m., Eastern Time, on May 22, 2014; or (iv) attending and voting online at the annual meeting. Attendance at the annual meeting, in and of itself, will not constitute a revocation of a proxy. If you hold your shares through a broker, bank, or other nominee, you may revoke any prior voting instructions by contacting that firm or by voting in person via legal proxy at the annual meeting.

What is a quorum?

To carry on the business of the annual meeting, a minimum number of shares, constituting a quorum, must be present. The quorum for the annual meeting is a majority of the outstanding common stock of the Company present in person or represented by proxy. Abstentions and “broker non-votes” (which are explained below) are counted as present to determine whether there is a quorum for the annual meeting.

What are broker non-votes?

A “broker non-vote” occurs when a beneficial owner of shares held by a broker, bank or other nominee fails to provide the record holder with voting instructions on any non-routine matters brought to a vote at the meeting. “Broker non-votes” are not counted as votes for or against the proposal in question or as abstentions. If you are a beneficial owner whose shares are held of record by a broker, your broker has discretionary voting authority to vote your shares only on routine matters, such as the ratification of selection of our independent registered public accounting firm (Proposal No. 2), even if the broker does not receive voting instructions from you. Non-routine matters include the election of directors (Proposal No. 1), the advisory vote to approve the compensation of our named executive officers (Proposal No. 3) and the two stockholder proposals (Proposal No. 4 and Proposal No. 5). Your broker does not have discretionary authority to vote on non-routine matters without instructions from you, in which case a “broker non-vote” will occur and your shares will not be voted on these matters.

What vote is required to adopt each of the proposals?

Proposal 1: Election of Directors

We have adopted majority voting procedures for the election of directors in uncontested elections. If a quorum is present, a nominee for election to a position on the Board of Directors will be elected by a majority of the votes cast at the meeting (that is, the number of shares voted “for” the nominee must exceed the number of shares voted “against” the nominee). However, a director who fails to receive the required number of votes at the next annual meeting of stockholders at which he or she faces reelection is required to tender his or her resignation to the Board and the Board

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may either accept the resignation or disclose its reasons for not doing so in a report filed with the SEC within 90 days of the certification of election results. As discussed above, if your broker holds shares in your name and delivers this proxy statement to you, the broker is not entitled to vote your shares on this proposal without your instructions. Abstentions and broker non- votes are not counted as votes cast.

Proposal 2: Ratification of Selection of Independent Registered Public Accounting Firm

The affirmative vote of a majority of the votes represented at the meeting, either in person or by proxy, and entitled to vote on this proposal, is required to ratify the selection of the independent registered public accounting firm. Abstentions will be counted as present for the purposes of this vote, and therefore will have the same effect as a vote against the proposal. Broker non-votes will be counted as present and are entitled to vote on the proposal.

Proposal 3: Approval, on an Advisory Basis, of the Compensation of Our Named Executive Officers

The affirmative vote of a majority of the votes represented at the meeting, either in person or by proxy, and entitled to vote on this proposal, is required to approve the advisory vote on executive compensation. The results of this vote are not binding on the Board, whether or not the proposal is passed. In evaluating the stockholder vote on an advisory proposal, the Board will consider the voting results in their entirety. Abstentions will be counted as present for the purposes of this vote, and therefore will have the same effect as a vote against this proposal. Broker non-votes will not be counted as present and are not entitled to vote on the proposal.

Proposal 4: Stockholder proposal regarding political contributions reporting

The affirmative vote of a majority of the votes represented at the meeting, either in person or by proxy, and entitled to vote on this proposal, is required to approve the proposal on political contribution disclosure. Abstentions will be counted as present for the purposes of this vote, and therefore will have the same effect as a vote against the proposal. Broker non-votes will not be counted as present and are not entitled to vote on the proposal.

Proposal 5: Stockholder proposal regarding executive stock retention

The affirmative vote of a majority of the votes represented at the meeting, either in person or by proxy, and entitled to vote on this proposal, is required to approve the stockholder proposal seeking executive stockholding retention requirements. Abstentions will be counted as present for the purposes of this vote, and therefore will have the same effect as a vote against the proposal. Broker non-votes will not be counted as present and are not entitled to vote on the proposal.

How do I vote my 401(k) plan shares?

If you are a stockholder through participation in the JetBlue 401(k) Retirement Plan, the proxy also serves as voting instructions to the plan trustees. The plan trustees will cause allocated shares held under the plan, for which the trustees have not received direction, to be present at the meeting for purposes of determining a quorum but not voted in respect of any matter to come before the annual meeting.

How do foreign owners vote?

To comply with restrictions imposed by federal law on foreign ownership of U.S. airlines, our Amended and Restated Certificate of Incorporation and our Amended Consolidated Fifth Amended and Restated Bylaws (the “Bylaws”) restrict foreign ownership of shares of our common stock. The restrictions imposed by federal law currently require that no more than 25% of our voting stock be owned or controlled, directly or indirectly, by persons who are not United States citizens. Our Bylaws provide that no shares of our common stock may be voted by or at the direction of non-citizens unless such shares are registered on a separate stock record, which we refer to as the foreign stock record. Our Bylaws further provide that no shares of our common stock will be registered on the foreign stock record if the amount so registered would exceed the foreign ownership restrictions imposed by federal law. Any holder of JetBlue common stock who is not a United States citizen and has not registered its shares on the foreign stock record maintained by us will not be permitted to vote its shares at the annual meeting. The enclosed proxy card contains a certification that by signing the proxy card or voting by telephone or electronically, the stockholder certifies that such stockholder is a United States citizen as that term is defined in the Federal Aviation Act or that the shares represented by the proxy card have been registered on our foreign stock record. As of the March 26, 2014 record date for the annual meeting, shares representing less than 25% of our total outstanding voting stock are registered on the foreign stock record.

Under Section 40102(a)(15) of the Federal Aviation Act, the term “citizen of the United States” is defined as: (i) an individual who is a citizen of the United States, (ii) a partnership each of whose partners is an individual who is a citizen of the United States, or (iii) a corporation or association organized under the laws of the United States or a state, the District of Columbia or a territory or possession of the United States of which the president and at least two-thirds of the Board of Directors and other managing officers are citizens of the United States, and in which at least 75% of the voting interest is owned or controlled by persons that are citizens of the United States.

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Who pays for soliciting the proxies?

We pay the cost of soliciting the proxies. We have retained Morrow & Co., LLC, 470 West Avenue, Stamford, CT 06902, a professional soliciting organization, to assist in soliciting proxies from brokerage firms, custodians and other fiduciaries. The Company expects the fees for Morrow & Co., LLC to be approximately $30,000 plus expenses. In addition, our directors, officers and associates may, without additional compensation, also solicit proxies by mail, telephone, personal contact, facsimile or through similar methods. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of our stock.

Will the annual meeting be webcast?

Yes. You may attend the meeting virtually via the Internet at www.virtualshareholdermeeting.com/jblu2014, where you will be able to vote electronically and submit questions during the meeting. The audio broadcast will be archived on that website for at least 120 days. An in person annual meeting will not be held.

What is “householding” and how does it affect me?

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. We and some brokers household proxy materials, delivering a single proxy statement or annual report to multiple stockholders sharing an address, unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or annual report, please notify us by sending a written request to Investor Relations, JetBlue Airways Corporation, 27-01 Queens Plaza North, Long Island City, New York 11101 or by calling us at (718) 286-7900. You may also notify us to request delivery of a single copy of our annual report or proxy statement if you currently share an address with another stockholder and are receiving multiple copies of our annual report or proxy statement.

Is there a list of stockholders entitled to vote at the annual meeting?

The names of stockholders entitled to vote at the annual meeting will be available at the annual meeting and for ten days prior to the meeting for any purpose germane to the meeting, between the hours of 9:00 a.m. and 4:30 p.m. (Eastern Time), at our principal executive offices at 27-01 Queens Plaza North, Long Island City, New York 11101, by contacting our General Counsel, James Hnat.

When will the voting results be announced?

We will announce preliminary voting results at the annual meeting. We will report final results on our website at www.jetblue.com and in a filing with the SEC on a Form 8-K.

PROPOSAL 1	ELECTION OF DIRECTORS

There are currently twelve members of our Board of Directors. Assuming the election of all nominees, immediately following the annual meeting, our Board of Directors will consist of twelve directors. Each director’s term will expire at the annual meeting. As discussed in greater detail below, the Board is recommending that you reelect all of the current directors for a one year term.

Based on the recommendation of the Corporate Governance and Nominating Committee, the Board of Directors has nominated David Barger, Peter Boneparth, Jens Bischof, David Checketts, Virginia Gambale, Stephan Gemkow, Ellen Jewett, Stanley McChrystal, Joel Peterson, Ann Rhoades, Frank Sica, and Thomas Winkelmann, each a current director of the Company, each to be elected as a director of the Company to serve on our Board of Directors until the 2015 annual meeting of stockholders or until such time as until their respective successors have been duly elected and qualified. If elected, each of the nominees will serve until the next annual meeting of stockholders to be held in 2015, or until such time as their respective successors have been duly elected and qualified or until his or her prior death, disability, resignation, retirement, disqualification or removal from office.

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We do not know of any reason why any nominee named in this proxy statement would be unable or unwilling to serve as a director if elected. If any nominee is unable or unwilling to serve as a director if elected, the shares of common stock represented by all valid proxies will be voted at the annual meeting for the election of such substitute as the Board may recommend. The Board may reduce the number of directors to eliminate the vacancy or the Board may fill the vacancy at a later date after selecting an appropriate nominee. If a quorum is present, a nominee for election to a position on the Board of Directors will be elected by a majority of the votes cast at the meeting (that is, the number of shares voted “for” the nominee must exceed the number of shares voted “against” the nominee). However, a director who fails to receive the required number of votes at the next annual meeting of stockholders at which he or she faces reelection is required to tender his or her resignation to the Board and the Board may either accept the resignation or disclose its reasons for not doing so in a report filed with the SEC within 90 days of the certification of election results.

The Board recommends a vote FOR each nominee.

Nominees for Director

Name	Age	Position(s) with the Company	Director Since	Independent (Y/N)	Standing Committee Memberships
David Barger	56	Chief Executive Officer and Director	2001	N	Safety
Jens Bischof	48	Director	2011	N	Safety
Peter Boneparth	54	Director	2008	Y	Audit
David Checketts	58	Director	2000	Y
					Audit,
Virginia Gambale	54	Director	2006	Y	Compensation
Stephan Gemkow	54	Director	2008	Y	Compensation
Ellen Jewett	55	Director	2011	Y	Audit
Stanley McChrystal	59	Director	2010	Y	Safety, G&N
Joel Peterson	66	Chairman of the Board	1999	Y	G&N
Ann Rhoades	69	Director	2001	Y	Compensation
Frank Sica	63	Vice Chairman of the Board	1998	Y	G&N
Thomas Winkelmann	54	Director	2013	N

Director Qualifications and Biographical Information

Our Board is composed of a diverse group of leaders in their respective fields. Many of the current directors have leadership experience at major domestic and international companies with operations inside and outside the United States, as well as experience on other companies’ boards, which provides an understanding of different business processes, challenges and strategies. Other directors have experience at academic institutions, which brings unique perspectives to the Board. Further, each of the Company’s directors has other specific qualifications that make them valuable members of our Board, such as financial literacy, talent and brand management, customer service experience and crewmember relations, as well as other experience that provides insight into issues faced by us.

The Board reviews diversity of viewpoints, background, experience, accomplishments, education and skills when evaluating nominees. The Board believes this diversity is demonstrated in the range of experiences, attributes and skills of the current members of the Board. The Board believes that such diversity is important because it provides varied perspectives, which promotes active and constructive discussion among Board members and between the Board and management, resulting in more effective oversight of management’s formulation and implementation of strategic initiatives. The Board believes that directors should contribute positively to the existing chemistry and collaborative culture among the Board members. The Board also believes that its members should possess a commitment to the success of the Company, proven leadership qualities, sound judgment and a willingness to engage in constructive debate. While we have no formal policy on director diversity, the Corporate Governance and Nominating Committee seeks to attract and retain directors who have these qualities to achieve an ultimate goal of a well-rounded Board that functions well as a team, something which is critically important to the Company. In determining whether an incumbent director should stand for reelection, the Corporate Governance and Nominating Committee considers the above factors, as well as that director’s personal and professional integrity, attendance, preparedness, participation and candor, the individual’s satisfaction of the criteria for the nomination of directors set forth in our Corporate Governance Guidelines and other relevant factors as determined by the Board. Periodically, the Corporate Governance and Nominating Committee reviews the Company’s short- and long-term business plans to gauge what additional current and future skills and experience may be required of the Company’s Board and any future Board candidates. The Corporate Governance and Nominating Committee seeks to use the results of the assessment process as it identifies and recruits potential director candidates.

Mr. Barger is our Chief Executive Officer. He has served as our Chief Executive Officer since May 2007. He served as our President from August 1998 until September 2007 and from June 2009 until December 2013, and as our Chief Operating Officer from August 1998 until March 2007. Mr. Barger is a member of the team that founded JetBlue. Mr. Barger is on the Foundation Governance Council and the Board of Governors of the Flight Safety Foundation, and serves on the Board of Directors of Pencil, a non-profit organization devoted to improving public education in New York City. Mr. Barger serves on the Board of Directors of Airlines for America, A4A, a US airline industry association, and on the Board of Governors of the International Air Transport Association, IATA, an international trade association. Mr. Barger also serves on the boards of the New York Restoration Project

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and the Metropolitan New York USO. Mr. Barger does not presently serve on other U.S. public company boards and has not served on another U.S. public company board within the past five years. As a senior airline executive, Mr. Barger’s qualifications and experience include over 30 years of aviation operations in and around New York City, knowledge of the competitive landscape, talent management and crewmember relations experience.

Mr. Bischof has been a Member of the Lufthansa German Airlines Board since April 2011. In 2013, he was appointed Chief Commercial Officer of Lufthansa German Airlines. His areas of responsibility within the Board are Sales, Revenue Management, Marketing, Product Development, Loyalty Program and International Operations. Mr. Bischof has been with Deutsche Lufthansa AG since 1990. He worked in various positions in cargo operations and in corporate procurement before he was appointed Vice President, Corporate Procurement and Supply Management in 2000. In 2005 and 2006 he led the post-merger integration of SWISS Intl. Airlines into the Lufthansa Group. From September 2006 through March, 2011 he served as Vice President, The Americas and was responsible for all commercial activities of Deutsche Lufthansa AG in North and South America. Mr. Bischof is being nominated to our Board of Directors in connection with Deutsche Lufthansa AG’s purchase of approximately 19% of our common stock in 2008. As a senior airline executive, Mr. Bischof’s qualifications and experience include sales, marketing, revenue management, network development, airline operations, cargo operations, loyalty programs, procurement as well as general airline industry knowledge.

Mr. Boneparth has been a Senior Advisor of Irving Capital Partners, a private equity group, since February 2009. He served as president and CEO of the Jones Apparel Group from 2002 to 2007. Mr. Boneparth is a director of Kohl’s Corporation. As a senior retail executive, Mr. Boneparth’s qualifications and experience include finance and investment experience, talent management, international business experience, knowledge of brand enhancement and customer service, oversight of risk management and crewmember relations.

Mr. Checketts was named Chairman and Chief Executive Officer of Legends Hospitality Management (in which his Checketts Partners Investment Fund holds an equity stake) in mid-2012. Mr. Checketts also oversees SCP Worldwide, a New York based investment firm formed in 2001 that focuses on sports, media and entertainment assets. From 1994 to 2001, Mr. Checketts was President and Chief Executive Officer of Madison Square Garden Corporation. From 1991 to 1994, Mr. Checketts was the President of the New York Knicks professional basketball team. From 1990 to 1991, he was Vice President of Development for the National Basketball Association. From 1984 to 1990, Mr. Checketts was President of the Utah Jazz professional basketball team. As an investor and Chairman of an investment firm, Mr. Checketts’ qualifications and experience include business operations, finance and investment experience, knowledge of our competitive landscape, and experience with customer service, brand and talent management.

Ms. Gambale has been a Managing Partner of Azimuth Partners LLC, a strategic and advisory firm in the field of technology and data communications solutions, since 2003. Prior to starting Azimuth Partners, Ms. Gambale was a Partner at Deutsche Bank Capital and ABS Ventures from 1999 to 2003. Prior to that, she held the position of Chief Information Officer at Bankers Trust Alex Brown and Merrill Lynch. Ms. Gambale serves on the NACD Risk Oversight Advisory Council. Within the past five years, Ms. Gambale served as a director of Piper Jaffray Companies and Motive, Inc. As a former Chief Information Officer and a partner at a firm involved with technology and data communications, Ms. Gambale’s qualifications and experience include the management of large scale, high transaction volume systems and technology infrastructure, as well as investing in innovative technologies and developing the ability to adapt and grow these technologies to significantly enhance the performance of operations, risk management and delivery of new products.

Mr. Gemkow became the Chief Executive Officer of Franz Haniel & Cie. GmbH in August 2012. Previously, he was a member of the Deutsche Lufthansa AG Executive Board and its Chief Financial Officer, serving in that capacity since June 2006. Mr. Gemkow joined Deutsche Lufthansa AG in 1990, working in various management capacities before serving as Senior Vice President Group Finance from July 2001 until January 2004. Then Mr. Gemkow joined the Executive Board of Lufthansa Cargo AG, where he was responsible for Finance and Human Resources. He is a member of the Exchange Experts Commission advising the German Federal Ministry of Finance. Mr. Gemkow was appointed to our Board of Directors in connection with Deutsche Lufthansa AG’s purchase of approximately 19% of our common stock in 2008. Mr. Gemkow is now standing for reelection as independent member of our Board of Directors, since he is no longer affiliated with Deutsche Lufthansa AG. Within the past five years, Mr. Gemkow served on the Boards of GfK SE, a public company in Germany, Amadeus IT Holding S.A., and Celesio AG. Currently, Mr. Gemkow is Chairman of the Supervisory Board of TAKKT AG as well as Member of the Supervisory Board of Evonik Industries AG. As the former Chief Financial Officer of an international airline, Mr. Gemkow’s experience and qualifications include finance and investment experience, airline operational experience, knowledge of the competitive landscape, experience with government and regulatory affairs, risk management, including commodities risk, customer service and brand enhancement, international experience and general airline industry knowledge.

Ms. Jewett has been a Managing Director Head of U.S. Government and Infrastructure for BMO Capital Markets covering airports and infrastructure banking since 2010. Before retiring from Goldman, Sachs & Co. in 2009, she spent more than 20 years at the firm specializing in airport infrastructure financing, most recently serving as head of the public sector transportation group, and previously, as head of the airport finance group. Ms. Jewett is a Member of the Citizens Budget Commission and serves as the President of the Board of the Brearley School and Vice Chair of the Board at Wesleyan University. As a finance professional, Ms. Jewett’s qualifications and experience include domestic and international finance, business and investment experience, talent management and experience in the areas of airports and infrastructure.

General (Ret.) McChrystal is a retired 34-year U.S. Army veteran of multiple wars. Gen. McChrystal commanded the U.S. and NATO’s security mission in Afghanistan, served as the director of the Joint Staff and was the Commander of Joint Special Operations Command, where he was responsible for the nation’s deployed military counter terrorism efforts. Gen. McChrystal is a graduate of the United States Military Academy at West Point, the United States Naval Command and Staff College and was a military fellow at both the Council on Foreign Relations and the Kennedy School of Government at Harvard University. The General is currently teaching a seminar on leadership at the Jackson Institute for Global Affairs at Yale University and serves alongside his wife Annie on the Board of Directors for the Yellow Ribbon Fund, a non-profit organization committed to helping wounded veterans and their families. Gen. McChrystal is a director of Navistar International Corp. and serves on their Finance Committee. He has served as Chairman of the board of Siemens Government Technologies, Inc., a wholly-owned indirect subsidiary and a Federal Business Entity of Siemens AG, since December 2011. Since August 2011, he has served as a member of the Board of Advisors of General Atomics, a world leader of resources for high-technology systems ranging from the nuclear fuel cycle to remotely operated surveillance aircraft, airborne sensors, and advanced electric, electronic, wireless and laser technologies, and on the board of Knowledge International. As a former senior military leader, Mr. McChrystal has experience in logistics, air traffic issues, talent management and experience with government and regulatory affairs.

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Mr. Peterson is the founding partner of Peterson Partners, LLP, a private equity firm he founded in 1995. He is also the founding partner of Peterson Ventures, which manages a portfolio of small, early-stage investments and Whitman I Peterson, a real estate investment fund founded in 2008. From 1973 through 1990, Mr. Peterson served in several positions at Trammell Crow Company, a commercial real estate development company, including Chief Executive Officer from 1988 through 1990 and Chief Financial Officer from 1977 to 1985. Mr. Peterson has taught at the Stanford Graduate School of Business since 1992 where he is the Robert L. Joss Consulting Professor of Management and has served as a director for the Center for Leadership Development and Research and on the Advisory Council to the School. As well, he is an overseer for the Hoover Institution, a policy think tank at Stanford, and serves on the board of Ladder Capital Finance and Franklin Covey. As a private equity investor and former Chief Executive Officer and Chief Financial Officer of a commercial real estate company, Mr. Peterson’s qualifications and experience include knowledge of real estate, customer service, talent management and leadership development.

Ms. Rhoades has served as the President of PeopleInk, Inc., a human resources consulting firm, since its inception in 1999. From 1999 through 2002, Ms. Rhoades served as JetBlue’s Executive Vice President, People. From 1995 to 1999, Ms. Rhoades was the Executive Vice President, Team Services for Promus Hotel/DoubleTree Hotels Corporation. From 1989 to 1995, Ms. Rhoades was the Vice President, People for Southwest Airlines. Ms. Rhoades serves on the Boards of the University of New Mexico Alumni Association, New Mexico Appleseed and Safer New Mexico Now. Within the past five years, Ms. Rhoades also served as a director of Restoration Hardware, Inc. and P. F. Chang’s China Bistro, Inc. As the president of a human resources consulting firm and a former airline executive, Ms. Rhoades’ qualifications and experience include knowledge of our competitive landscape, experience in areas of customer service, talent management, brand enhancement and crewmember relations.

Mr. Sica has served as a Managing Partner at Tailwind Capital, a private equity firm, since 2006. From 2004 to 2005, Mr. Sica was a Senior Advisor to Soros Private Funds Management. During that period Mr. Sica was also President of Menemsha Capital Partners, Ltd., a private investment firm. From 2000 to 2003, Mr. Sica was President of Soros Private Funds Management LLC, which oversaw the direct real estate and private equity investment activities of Soros. In 1998, Mr. Sica joined Soros Fund Management, where he was a Managing Director responsible for Soros’ private equity investments. From 1988 to 1998, Mr. Sica was a Managing Director in Morgan Stanley’s Merchant Banking Division. In 1996, Mr. Sica was elevated to Co-CEO of Morgan Stanley’s Merchant Banking Division. From 1974 to 1977, Mr. Sica was an officer in the U.S. Air Force. Mr. Sica is a director of CSG Systems International, Inc., Safe Bulkers, Inc. and Kohl’s Corporation. Within the past five years, Mr. Sica also served as a director of NorthStar Realty Finance Corporation. As a private equity investor, Mr. Sica’s qualifications and experience include finance and investment experience, talent management, experience in the areas of real estate, technology, risk management oversight (including commodities risk), general airline industry knowledge and international business and finance experience.

Mr. Winkelmann has been Chief Executive Officer of Germanwings GmbH since September 2006. Previously, he served as Vice-President of the Americas for Lufthansa German Airlines. Mr. Winkelmann has held senior management positions for Lufthansa in the United States since 1998. He started as Manager of Area Management Latin America and the Caribbean. Since September 2000, as Vice-President of the Americas based in New York, Mr. Winkelmann has been responsible for the entire Lufthansa organization in North and South America. His responsibilities included all operative functions, sales, marketing and the stations. Moreover, he was a member of the Executive Board of Eurowings Luftverkehrs AG from 2006-2008. Before joining Lufthansa in 1998, Mr. Winkelmann held management positions, among others, at Deutsche Reisebüro GmbH and at Kaufhof AG in Germany and in the US. Mr. Winkelmann is being nominated to our Board of Directors in connection with Deutsche Lufthansa AG’s purchase of approximately 19% of our common stock in 2008 as a Lufthansa nominee. As a senior airline executive, Mr. Winkelmann’s qualifications and experience include sales, marketing, revenue management, airline operations, knowledge of Latin American and the Caribbean as well as general airline industry knowledge.

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CORPORATE GOVERNANCE PRACTICES

Majority of Independent Directors

We have a majority of independent directors serving on our Board. We currently have only one employee director, Mr. Barger, our Chief Executive Officer, and two affiliated directors, Mr. Bischof and Mr. Winkelmann, on the Board of twelve members. As designees of Deutsche Lufthansa AG, Mr. Bischof and Mr. Winkelmann are not independent.

Separation of Chairman of the Board and Chief Executive Officer—Board Leadership Structure

The Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management. We believe that the interests of the Company and our stockholders are best served by separating the positions of Chief Executive Officer and Chairman of the Board. We believe this governance structure empowers both the Board of Directors and the Chief Executive Officer, and promotes balance between the authority of those who oversee our business and those who manage it on a day-to- day basis. In our independent Chairman, our Chief Executive Officer has a counterpart who can be a thought partner. We believe this corporate structure also permits the Board of Directors to have a healthy dynamic that enables them to function to the best of their abilities, individually and as a unit. Nevertheless, the Board recognizes that it is important to retain the organizational flexibility to determine whether the roles of the Chairman of the Board and Chief Executive Officer should be separated or combined in one individual and that, given the dynamic and competitive environment in which we operate, the right Board leadership structure may vary as circumstances warrant. The Board may periodically evaluate whether the Board leadership structure should be changed in light of specific circumstances applicable to us.

Annual Elections of Board Members

JetBlue’s Bylaws provide that directors are elected annually.

Majority Vote Policy

Our Board of Directors is elected by a majority of the votes cast in an uncontested election. The majority vote standard requires that a director nominee receive a majority of the votes cast in an uncontested election in order to be formally elected.

Removal of Supermajority Provisions from our Charter Documents

As approved by our stockholders, we removed supermajority voting requirements from our Bylaws in order to give our stockholders a more meaningful vote in various corporate matters.

Executive Compensation Practices

We strive for transparent and balanced compensation packages, as discussed more fully in the Compensation Discussion and Analysis, which starts on page 26.

Equity Ownership Guidelines

Our directors hold their equity compensation until their retirement from our Board. Our Corporate Governance and Nominating Committee adopted the following stock ownership requirements for management: 3x base salary for our CEO and 1x base salary for our other named executive officers, to be implemented and met over a five year period, starting in calendar year 2012. Newly hired or newly appointed named executive officers have five years from the date of hire or appointment to meet the stock ownership guidelines. As of December 2013, each of our named executive officers met or exceeded our ownership guidelines, including common stock and unvested restricted stock units (RSUs) but excluding unvested performance share units (PSUs) and vested stock options. We plan to periodically review our executive stock ownership guidelines not less frequently than every three years and revise the stock ownership guidelines as necessary to ensure that required stock ownership thresholds are set at appropriate levels.

Retirement and Pension Practices

We do not provide our executives with significant post-employment retirement or pension benefits. We sponsor a retirement plan with a 401(k) component for all of our crewmembers.

Environmental, Sustainability and Corporate Social Responsibility Practices

Our sustainability strategy focuses on safeguarding JetBlue’s ability to grow and profit through smart natural-resource planning and long-term consideration of our business impact. We are achieving this through change management, and stakeholder education and engagement. This includes recycling programs to address our waste stream and carbon foot printing, reduction and offsetting. Our Corporate Social Responsibility and Sustainability programs include planting trees to improve air quality in our hometown communities and hosting reading programs. We engage in a variety of community initiatives involving business partners and crewmembers including, for example, building playgrounds, making and donating quilts to children in hospitals and donating books to the communities in which we live and work. We regularly issue Global Reporting Initiative compliant Responsibility Reports, all of which are publically available for comment. More information on these efforts is available at http://www.jetblue.com/green.

Corporate Governance Guidelines

We have adopted governance guidelines to help us maintain the vitality of our Board, including areas relating to Board and committee composition, annual meeting attendance, stockholder communication with the Board, qualifications and director candidate selection process including our policy on consideration of candidates recommended by stockholders and our Code of Business Conduct and our values—Safety, Caring, Integrity, Fun and Passion. The Corporate Governance Guidelines cover a number of other matters, including the Board’s role in overseeing executive compensation, compensation and expenses for non-management directors, communications between stockholders and directors, Board committee structures and assignments and review and approval of related person transactions. These guidelines are available at http://investor.jetblue.com.

Code of Business Conduct

We are committed to operating our business with high levels of accountability, integrity and responsibility. Our Code of Business Conduct governs our affairs and is a means by which we commit ourselves to conduct our business in an honest and ethical manner. The Code governs the members of our Board of Directors and our crewmembers and includes provisions relating to how we strive to deal with each other, our business partners, our investors and the public. The Code provides for granting of a waiver of the Code of Business Conduct if approved. Any waiver that is granted, and the basis for granting the waiver, will be publicly communicated as appropriate, including posting on our website, as soon as practicable. We granted no waivers under our Code of Business Conduct in 2013. The Code of Business Conduct is posted on our website at http://investor. jetblue.com. The Code is available at http://investor.jetblue.com. We intend to post any amendments and any waivers of our Code of Business Conduct on our website within four business days.

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Stockholder Communications with the Board of Directors

Stockholders may communicate with our Board of Directors by sending correspondence to the JetBlue Board of Directors, c/o Corporate Secretary, JetBlue Airways Corporation 27-01 Queens Plaza North, Long Island City, New York 11101. The name of any specific intended director should be noted in the correspondence. Our Corporate Secretary will forward such correspondence to the intended recipient or as directed by such correspondence; however, our Corporate Secretary, prior to forwarding any correspondence, has the authority to disregard any communications he deems to be inappropriate, or to take any other appropriate actions with respect to such inappropriate communication. The Corporate Governance and Nominating Committee approved procedures with respect to the receipt, review and processing of, and any response to, written communications sent by stockholders and other interested persons to our Board of Directors, as set forth in our Governance Guidelines.

Any interested party, including any employee, may make confidential, anonymous submissions regarding questionable accounting or auditing matters or internal accounting controls and may communicate directly with the Chairman by letter to the above address, marked for the attention of the Chairman. Any written communication regarding accounting, internal accounting controls or other financial matters are processed in accordance with procedures adopted by the Audit Committee.

Board Oversight of Risk

Our Board of Directors oversees the management of risks inherent in the operation of the Company’s businesses and the implementation of its strategic plan. The Board of Directors performs this oversight role by relying on several different levels of review. In connection with its reviews of the operations of the Company’s business and corporate functions, the Board addresses the primary risks associated with those units and functions. In addition, the Board reviews the risks associated with the Company’s strategic plan at an annual strategic planning session and periodically throughout the year as part of its consideration of the strategic direction of the Company. Each of the Board’s committees also oversees the management of Company risks that fall within that commitee’s areas of responsibility. In performing this function, each committee has full access to management, as well as the ability to engage advisors. In addition, the Board monitors the ways in which the Company attempts to prudently mitigate risks, to the extent reasonably practicable and consistent with the Company’s long-term strategy.

The Company has an enterprise risk management program. The Audit Committee oversees the operation of the Company’s enterprise risk management program, including the identification of the primary risks to the Company’s business and interim updates of those risks, and periodically monitors and evaluates the primary risks associated with particular business units and functions. The Company’s Manager Corporate Audit assists management in identifying, evaluating and implementing risk management controls and methodologies to address identified risks. In connection with its risk management role, at each of its meetings the Audit Committee meets privately with representatives from the Company’s independent registered public accounting firm, the Manager Corporate Audit and the Company’s General Counsel. The Audit Committee provides reports to the Board which describe these activities and related conclusions. The Audit Committee periodically reports to the Board the results of the enterprise risk management program and activities of management’s risk committee.

As part of its oversight of the Company’s executive compensation program, the Compensation Committee considers the impact of the Company’s executive compensation program, and the incentives created by the compensation awards that it administers, on the Company’s risk profile. Our management, with the Compensation Committee, reviews our compensation policies and procedures, including incentives that may create and factors that may reduce the likelihood of excessive risk taking, to determine whether such incentives and factors present a significant risk to the Company.

Related Party Transactions Policy

We have established written policies and procedures that require approval or ratification by our Audit Committee of any transaction in excess of $120,000, which involves a “Related Person’s” entry into an “Interested Transaction” (as such terms are defined in the policy). As defined in our policy, an Interested Transaction is any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which (i) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (ii) the Company is a participant, and (iii) any Related Person has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity). A “Related Person” is defined as any (i) person who is or was (since the beginning of the last fiscal year for which the Company has filed a Form 10-K and proxy statement, even if he or she does not presently serve in that role) an executive officer, director or nominee for election as a director, (ii) greater than 5 percent beneficial owner of the Company’s common stock, or (iii) immediate family member of any of the foregoing. Immediate family member includes a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone residing in such person’s home (other than a tenant or employee). Our policies and procedures further provide that only disinterested directors are entitled to vote on any Interested Transaction presented for Audit Committee approval.

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Transactions with Related Persons since the Beginning of Fiscal 2013

The Company and its subsidiaries have transactions in the ordinary course of business with other corporations of which the Company’s executive officers or directors or members of their immediate families are directors, executive officers, or stockholders. Except as described below, during 2013, there were no actual or proposed transactions to be disclosed in which we were a participant and the amount involved exceeded $120,000 and in which any related person, including our executives and directors, had or will have a direct or indirect material interest.

As reported in previous proxy statements, the Company receives nacelle maintenance services from Lufthansa Technik AG, a wholly owned subsidiary of Deutsche Lufthansa AG. Deutsche Lufthansa AG is a significant stockholder of JetBlue. In addition, Mr. Jens Bischof is an officer of Deutsche Lufthansa AG and Mr. Thomas Winkelmann is the CEO of Germanwings, a Lufthansa subsidiary, and each is a member of our Board of Directors. The services commenced in January 2013, are provided on an as needed basis, and we paid approximately $5 million in 2013. We have no insight into Deutsche Lufthansa’s interest in its subsidiary’s transaction.

The Company receives provisioning services from LSG SkyChefs, a subsidiary of Deutsche Lufthansa AG, in certain of our BlueCities. We paid approximately $7.2 million to LSG SkyChefs in 2013. We have no insight into Deutsche Lufthansa’s interest in its subsidiary’s transaction.

We have a contract with LH CityLine, a subsidiary of Deutsche Lufthansa AG, by which we provide simulator training. The agreement is structured for use of simulator services on an as needed basis. For 2013, we received approximately $1.1 million from this contract.

In 2012, Lufthansa Technik began providing us with repair services of line replaceable units with Lufthansa Technik AG, a wholly owned subsidiary of Deutsche Lufthansa AG. There are no minimum commitments under this arrangement. In 2013, we spent approximately $10.7 million. We have no insight into Deutsche Lufthansa’s interest in its subsidiary’s transaction.

The Audit Committee approved each arrangement described above as required by our related party transaction policy.

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BOARD MEETINGS AND BOARD COMMITTEE INFORMATION

The business of JetBlue is managed under the direction of our Board of Directors. It has responsibility for establishing broad corporate policies, counseling and providing direction to our management in the long-term interests of the Company, our stockholders, and for our overall performance. It is not, however, involved in our operating details on a day-to-day basis. The Board is kept advised of our business through regular reports and analyses and discussions with our Chief Executive Officer and other officers.

Independent Directors

Our Board of Directors currently has twelve members: David Barger, Jens Bischof, Peter Boneparth, David Checketts, Virginia Gambale, Stephan Gemkow, Ellen Jewett, Stanley McChrystal, Joel Peterson, Ann Rhoades, Frank Sica and Thomas Winkelmann.

In connection with the annual meeting and the election of directors, our Board of Directors reviewed the independence of each director-nominee under the standards set forth in the NASDAQ listing standards. The NASDAQ definition of independent director includes a series of objective tests. Specifically, a director is deemed independent under the NASDAQ rules if such director is not an executive officer or employee of the Company or any other individual having a relationship which, in the opinion of the Company’s Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Generally, the following persons are not considered independent:

•	a director who is, or at any time during the past three years was, employed by the Company;

•	a director who accepted or who has a family member who accepted any compensation from the Company in excess of $120,000 during any period of twelve consecutive months within the three years preceding the determination of independence, other than compensation for board or board committee service, compensation paid to a family member who is an employee (other than an executive officer) of the Company, or benefits under a tax-qualified retirement plan, or non-discretionary compensation.

In making these determinations, the Board reviewed and discussed information provided by the directors with regard to each director’s business and personal activities as they may relate to JetBlue and our management. Our full Board affirmatively determined that each of Peter Boneparth, David Checketts, Virginia Gambale, Stephan Gemkow, Ellen Jewett, Stanley McChrystal, Joel Peterson, Ann Rhoades and Frank Sica are independent. Further, with respect to Ms. Gambale, Ms. Rhoades and Mr. Gemkow, the Board considered all factors specifically relevant to determining whether a director has a relationship to the Company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member. Based upon the Board’s review, each of our Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee of the Board are comprised of directors who have been determined to be independent under the applicable NASDAQ listing standards and applicable rules and regulations of the SEC. Messrs. Barger, Bischof and Winkelmann are not independent as defined.

Board Structure and Meetings

Our Board of Directors conducts its business through meetings of the Board and through activities of its committees. The Board of Directors and its committees meet throughout the year on a set schedule and also hold special meetings and act by written consent from time to time as appropriate. Board agendas include regularly scheduled executive sessions of the non-management directors to meet without the presence of management, which are presided over by our Chairman of the Board, who is currently Joel Peterson. Our Board of Directors currently has an Audit Committee, a Compensation Committee, a Corporate Governance and Nominating Committee and an Airline Safety Committee. The Board has delegated various responsibilities and authority to different committees of the Board. From time to time, the Board of Directors appoints ad hoc committees to oversee special projects for the Board. Committees regularly report on their activities and actions to the full Board of Directors. Members of the Board have access to all of our crewmembers outside of Board meetings. The Board of Directors held a total of five meetings during 2013. All of the directors attended at least 75% of the aggregate of all meetings of the Board and of each committee at the times when he or she was a member of the Board or such committee during fiscal 2013. The Company has a policy encouraging at least a majority of our directors to attend each annual meeting of stockholders. All members of our Board of Directors attended our 2013 annual meeting of stockholders held on May 9, 2013.

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COMMITTEE MEMBERSHIP AS OF MARCH 1, 2014

Corporate
Governance
		Audit	Compensation	and Nominating	Airline Safety
Director	Independent (Y/N)	Committee	Committee	Committee	Committee
David Barger	N				X
Jens Bischof	N				X
Peter Boneparth	Y	Chair
David Checketts	Y
Virginia Gambale	Y	X	X
Stephan Gemkow(1)	Y		X
Ellen Jewett	Y	X
Stanley McChrystal	Y			X	Chair
Joel Peterson	Y			Chair
Ann Rhoades	Y		Chair
Frank Sica	Y			X
Thomas Winkelmann	N

Audit Committee

On behalf of the Board of Directors, the Audit Committee oversees (i) the integrity of our financial statements, (ii) the appointment, compensation, qualifications, independence and performance of our independent registered public accounting firm, (iii) compliance with ethics policies and legal and regulatory requirements, (iv) the performance of our internal audit function and (v) our financial reporting process and systems of internal accounting and financial controls. The Audit Committee is also responsible for determining whether to approve any related party transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K. The responsibilities and activities of the Audit Committee are further described in “Report of the Audit Committee” and the Audit Committee charter. The Audit Committee operates under a written charter, which was adopted by the Board of Directors and is available on our website at http://investor.jetblue.com.

The current members of the Audit Committee are Peter Boneparth (Chair), Virginia Gambale and Ellen Jewett, each of whom is an independent director within the meaning of the applicable rules and regulations of the SEC and NASDAQ. The Board has determined that each member of the Audit Committee is financially literate within the meaning of the NASDAQ listing standards. In addition, the Board of Directors determined that Mr. Boneparth is an “audit committee financial expert” as defined under applicable SEC rules. The Audit Committee meets a minimum of four times a year, and holds such additional meetings as it deems necessary to perform its responsibilities. The Audit Committee met ten times during fiscal 2013. A report of the Audit Committee is set forth elsewhere in this proxy statement.

Compensation Committee

The Compensation Committee determines our compensation policies and the level and forms of compensation provided to our Board members and executive officers, as discussed more fully under “Compensation Discussion and Analysis” beginning on page 26 of this proxy statement. In addition, the Compensation Committee reviews and approves stock-based compensation for our directors, officers and employees, and oversees the administration of our 2011 Incentive Compensation Plan, and 2011 Crewmember Stock Purchase Plan. Additionally, the Compensation Committee approves the “Compensation Discussion and Analysis” with respect to compensation of the Company’s executive officers in accordance with applicable rules of the SEC and provides a report in the Company’s annual proxy statement indicating that the Committee recommends to the Board of Directors that the “Compensation Discussion and Analysis” be included in the Company’s annual proxy statement and annual report on Form 10- K. The Compensation Committee is authorized to retain and terminate compensation consultants, legal counsel or other advisors to the Committee and to approve the engagement of any such consultant, counsel or advisor, to the extent it deems necessary or appropriate after specifically analyzing the independence of any such consultant retained by the Committee. The charter of the Compensation Committee is available on our website at http://investor.jetblue.com. The current members of the Compensation Committee are Virginia Gambale, Stephan Gemkow and Ann Rhoades (Chair), each of whom is an independent director within the meaning of the applicable NASDAQ rules, including the enhanced independence requirements applicable to members of compensation committees. The Compensation Committee meets a minimum of four times a year, and holds such additional meetings as it deems necessary to perform its responsibilities. The Compensation Committee met five times during fiscal 2013. A report of the Compensation Committee is set forth below on page 37 of this proxy statement.

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Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee is responsible for developing our corporate governance policies and procedures, and for recommending those policies and procedures to the Board for adoption. This Committee also is responsible for making recommendations to the Board regarding the size, structure and functions of the Board and its committees. The Corporate Governance and Nominating Committee identifies and recommends new director nominees in accordance with selection criteria established by the Board. This Committee also is responsible for conducting the annual evaluation of the performance of the Board, its committees and each director, ensuring that the Audit, Compensation, and Governance and Nominating Committees of the Board and all other Board committees are comprised of qualified directors, developing and recommending a succession plan for the Chief Executive Officer, and developing and recommending corporate governance policies and procedures appropriate to the Company. The charter of the Corporate Governance and Nominating Committee is available on our website at http://investor.jetblue.com. The current members of the Corporate Governance and Nominating Committee are Stanley McChrystal, Joel Peterson (Chair) and Frank Sica, each of whom is an independent director within the meaning of applicable NASDAQ rules. The Corporate Governance and Nominating Committee meets a minimum of four times a year, and holds such additional meetings as it deems necessary to perform its responsibilities. The Corporate Governance and Nominating Committee met five times during fiscal 2013.

Airline Safety Committee

The Airline Safety Committee is responsible for monitoring and review of our flight operations and safety manamgement system and reports to the Board of Directors on such topics. The charter of the Airline Safety Committee is available on our website at http://investor.jetblue.com. The current members of the Airline Safety Committee are David Barger, Jens Bischof, and Stanley McChrystal (Chair). The Airline Safety Committee meets a minimum of four times a year, and holds such additional meetings as it deems necessary to perform its responsibilities. The Airline Safety Committee met four times during fiscal 2013.

Board Candidate Nominations

In evaluating and determining whether to nominate a candidate for a position on our Board, the Corporate Governance and Nominating Committee considers, among other criteria, integrity and values, relevant experience, diversity, and commitment to enhancing stockholder value. Candidates may come to the attention of the Corporate Governance and Nominating Committee through recommendations from current Board members, stockholders, officers or other recommendations. The committee reviews all candidates in the same manner regardless of the source of the recommendation.

The Corporate Governance and Nominating Committee will consider stockholder recommendations of candidates when the recommendations are properly submitted in accordance with the provisions of our Bylaws. A stockholder who wishes to recommend a prospective nominee for our Board should notify the Company’s Corporate Secretary in writing at JetBlue Airways Corporation, 27-01 Queens Plaza North, Long Island City, New York 11101. The notice must set forth certain information specified in the Bylaws about the stockholder and the proposed action. The size of our Board is currently set at twelve members and our directors are authorized to fill any vacancy on the Board.

Compensation Committee Interlocks and Insider Participation

Except as specified below, none of the current members of our Compensation Committee (whose names appear under ” — Report of the Compensation Committee”) is, or has ever been, an officer or employee of the Company or any of its subsidiaries. In addition, during the last fiscal year, no executive officer of the Company served as a member of the Board of Directors or the compensation committee of any other entity that has one or more executive officers serving on our Board or our Compensation Committee. Ms. Rhoades, the Chair of our Compensation Committee, served as an officer of the Company from 1999 until 2001.

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DIRECTOR COMPENSATION

Director compensation is evaluated and determined by the Compensation Committee of our Board of Directors. The following table summarizes compensation paid to our non-employee directors during the fiscal year ended December 31, 2013. The footnotes and narrative discussion following the table describe details of each form of compensation paid to our directors and other material factors relating to the director compensation arrangements.

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($)(1) (c)	Option Awards ($)(2) (d)	Total ($) (h)
David Barger(3)	-	-	-	-
Jens Bischof	44,000	34,995	-	78,995
Peter Boneparth	70,000	34,995	-	104,995
David Checketts	41,000	34,995	-	75,995
Virginia Gambale	50,000	34,995	-	84,995
Stephan Gemkow	42,000	34,995	-	76,995
Ellen Jewett	50,000	34,995	-	84,995
Stanley McChrystal	56,000	34,995	-	90,995
Joel Peterson	50,000	34,995	-	84,995
Ann Rhoades	50,000	34,995	-	84,995
Frank Sica	45,000	34,995	-	79,995
Thomas Winkelmann(4)	30,250	34,995	-	65,245

(1)	Includes 5,852 deferred stock units granted on February 13, 2013 to the then-sitting directors and 5,468 deferred stock units granted on June 10, 2013 to our newly elected director Thomas Winkelmann. At December 31, 2013, 37,354 deferred stock units remained outstanding for each of Ms. Gambale, Ms. Rhoades and Messrs. Checketts, Gemkow, Peterson, and Sica, 30,354 for Mr. Boneparth, 23,822 for Mr. Bischof, 23,704 for Gen. McChrystal, 18,452 for Ms. Jewett and 5,468 for Mr. Winkelmann. Reflects the grant date fair value of the deferred common stock units based on JetBlue’s stock price on the grant date as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification 718, Compensation – Stock Compensation (“FASB ASC Topic 718”). Please refer to Note 7 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the SEC, for further discussion related to the assumptions used in our valuation. For information on the valuation assumptions with respect to grants made prior to 2013, please refer to the notes to our financial statements in our applicable Annual Report on Form 10-K.
(2)	The Company granted no stock options in 2013. As of December 31, 2013, 54,000 options remained outstanding for each of Mr. Checketts Mr. Peterson, Ms. Rhoades and Mr. Sica and 67,500 options remained outstanding for Ms. Gambale.
(3)	Mr. Barger is an employee of the Company and accordingly, does not receive any compensation for his service on our Board. His compensation is reported in the Summary Compensation Table on page 38 of this proxy statement.
(4)	Mr. Winkelmann joined our Board of Directors in May 2013. On June 10, 2013, he received an initial grant of 5,468 deferred stock units (which vest over three years commencing on the first anniversary of the initial grant date) in connection with him joining the Board.

Through 2013, our Board compensation package was comprised of an annual retainer fee of $35,000 (paid quarterly), a per meeting fee of $1,000 for each Board and committee meeting attended (in person or telephonically), and an initial equity grant of $35,000 of deferred stock units, vesting equally over a three-year period commencing on the first anniversary of the initial grant date and an annual equity grant of $35,000 of deferred stock units, vesting 100% on the first anniversary of the grant date, determined at fair market value, payable to directors serving on the Board of Directors on the grant date. All vested director deferred stock units must be held by the director until six months following his or her departure from our Board. The Audit Committee chair received an additional $20,000 annual retainer and the chairs of our other standing Board committees each received an additional $5,000 annual retainer.

Effective 2014, our Board reviewed the Board compensation package and approved revisions to maintain market competitiveness. The Board retainer was increased from $35,000 per year to $55,000 per year. The Board decided to move from a per meeting fee structure to a committee retainer structure, with Audit Committee members being paid $10,000 per year for committee membership, Compensation Committee members being paid $6,000 per year for committee membership, and Governance and Nominating Committee and Airline Safety Committee members each being paid $5,000 per year for committee membership. Committee chairs will be paid the following annual retainers: Audit Committee: $30,000; Compensation Committee: $16,000; Governance and Nominating Committee: $10,000; and Airline Safety Committee: $10,000. The Chairman of the Board will be paid $25,000 per year. The annual equity grant will increase from $35,000 per year in deferred stock units with a one-year vesting schedule to $60,000 per year in deferred stock units with a one-year vesting schedule. The intended cash-to-equity allocation of this package is 50% to 50%, with the objective of paying total annual compensation in the range of approximately $125,000-$130,000 per Board member to each director who is not a committee chair; assuming attendance at all meetings of the Board and the standing committees on which the director serves. Our Board expects to review director compensation periodically, to ensure that the director compensation package remains competitive such that we are able to recruit and retain qualified directors. Our non-employee directors receive flight benefits and reimbursement of expenses, as set forth below.

In 2013, Mr. Peterson donated his cash compensation and Mr. Sica donated $4,000 of the cash portion of his Board compensation, to the JetBlue Crewmember Crisis Fund, a non-profit organization that assists JetBlue crewmembers facing emergency hardship situations.

As is customary in the airline industry, all members of the Board of Directors and their immediate family may travel without charge on our flights.

We reimburse our directors, including our full-time crewmember directors, for expenses incurred in attending meetings. In 2013, no directors (including their family members) received $10,000 or more in aggregate perquisites or other personal benefits (including the incremental cost of flight benefits). We do not provide tax gross-up payments to members of our Board of Directors.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information known to the Company regarding the beneficial ownership of its common stock as of March 26, 2014, by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of its common stock, (ii) each of our directors and nominees, (iii) each of our named executive officers and (iv) all of our executive officers and directors serving as of March 26, 2014, as a group. We have one class of voting securities outstanding which is entitled to one vote per share, subject to the limitations on voting by non-U.S. citizens described below under “Additional Information.” All share and option amounts and share prices and option exercise prices contained in this proxy statement have been adjusted for our December 2002, November 2003 and December 2005 three-for-two stock splits.

Executive Officers and Directors	Common Stock Beneficially Owned and Shares Individuals Have the Right to Acquire within 60 Days(1)	Total(2)	Percent of Class
David Barger(3)	1,045,965	1,506,956	*
Robin Hayes	258,700	436,455	*
James Hnat	86,209	196,547	*
Robert Maruster	153,405	298,230	*
Mark Powers	136,804	291,641	*
Jens Bischof	-	30,872	*
Peter Boneparth	50,000	87,404	*
David Checketts	54,000	98,404	*
Virginia Gambale	67,500	111,904	*
Stephan Gemkow	-	44,404	*
Ellen Jewett	-	25,502	*
Stanley McChrystal	-	30,754	*
Joel Peterson	708,687	753,091	*
Ann Rhoades	119,322	163,726	*
Frank Sica	122,644	167,048	*
Thomas Winkelmann	-	12,518	*
All executive officers and directors as a group (17 persons)	2,848,941	4,331,113	1.0%, 1.5%
5% STOCKHOLDERS
BlackRock Inc.(4)		20,655,417	6.96%
Deutsche Lufthansa AG(5)		46,704,967	15.74%
Dimensional Fund Advisors LP(6)		23,957,714	8.07%
Donald Smith & Co., Inc.(7)		26,174,069	8.82%
FMR LLC(8)		17,726,948	5.97%
The Hartford Mutual Funds, Inc.(9)		17,892,485	6.03%
PRIMECAP Management Company(10)		22,818,689	7.69%
Wellington Management Company, LLP(11)		35,614,183	12.00%

*	Represents ownership of less than one percent.
(1)	Beneficial ownership is determined in accordance with the rules of the SEC and consists of either or both voting or investment power with respect to securities. Shares of common stock issuable upon the exercise of options or warrants or upon the conversion of convertible securities that are immediately exercisable or convertible or that will become exercisable or convertible within the next 60 days are deemed beneficially owned by the beneficial owner of such options, warrants or convertible securities and are deemed outstanding for the purpose of computing the percentage of shares beneficially owned by the person holding such instruments, but are not deemed outstanding for the purpose of computing the percentage of any other person. This column lists beneficial ownership of voting securities as calculated under SEC rules. Except as otherwise indicated in the footnotes to this table, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. In accordance with SEC rules, this column also includes shares that may be acquired pursuant to stock options that are exercisable within 60 days of March 26, 2014 as follows: Mr. Barger (180,000), Mr. Checketts (54,000), Ms. Gambale (67,500), Mr. Hnat (49,500), Mr. Maruster (72,000), Mr. Powers (31,500), Mr. Peterson (54,000), Ms. Rhoades (54,000) and Mr. Sica (54,000). Unless otherwise indicated, the address of each person listed in the table is c/o JetBlue Airways Corporation, 27-01 Queens Plaza North, Long Island City, New York 11101. All executive officers and directors as a group beneficially own, or have the right to acquire within 60 days, less than 1% of the outstanding common stock. A total of 296,790,736 shares of common stock are outstanding on March 26, 2014, pursuant to rule 13d-3(d)(1) under the Exchange Act.

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(2)	This column shows the individual’s total JetBlue stock-based holdings, including the voting securities shown in the “Common Stock Beneficially Owned and Shares Individuals Have the Right to Acquire within 60 Days” column (as described in footnote 1), plus non-voting interests including, as appropriate, deferred stock units, RSUs and stock options which will not vest or become exercisable within 60 days. If all of the equity represented in the Total column were to vest and/or be exercised (with no equity cancelled or forfeited), all executive officers and directors, as a group, would own 1.5% of the outstanding common stock.

(3)	As of the record date, Mr. Barger has a margin account with 743,818 shares, which he is in the process of closing.

(4)	The information reported is based on a Schedule 13G/A, as filed with the SEC on February 10, 2014, in which BlackRock, Inc. and certain of its subsidiaries reported that it had sole voting power 20,153,916 shares and sole dispositive power over 20,655,417 shares. The principal business address of BlackRock, Inc. is 40 East 52 St., New York, NY 10022.

(5)	The information reported is based on a Schedule 13G, as filed with the SEC on January 31, 2008, in which Deutsche Lufthansa AG reported that it held sole voting and dispositive power over 42,589,347 shares. Additional shares listed above are based on the Company’s records following a public equity offering in June 2009, in which Deutsche Lufthansa AG participated. The principal business address of Deutsche Lufthansa AG is Von-Gablenz-Strasse 2-6, 50679 Koln, Germany.

(6)	The information reported is based on a Schedule 13G/A, as filed with the SEC on February 10, 2014, in which Dimensional and certain of its subsidiaries reported that it had sole voting power of 23,588,691 shares and sole dispositive power over 23,957,714 shares. The principal business address of Dimensional Fund Advisors LP is Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746.

(7)	The information reported is based on a Schedule 13G, as filed with the SEC on February 7, 2014, in which Donald Smith & Co., Inc. reported that it had sole voting power over 11,883,499 shares and sole dispositive power over 26,174,069 shares. This number includes 96,838 shares (sole voting power) and 26,174,069 (sole dispositive power) owned by Donald Smith Long/Short Equities Fund, L.P. and 6,000 shares (sole voting power) and 26,174,069 (sole dispositive power) owned by Kamal Shah. The principal business address of Donald Smith & Co., Inc. is 152 West 57th Street, New York, NY 10019.

(8)	The information reported is based on a Schedule 13G/A, as filed with the SEC on February 14, 2014, in which FMR Corp. and certain of its affiliates reported that FMR LLC, a parent holding company, and Edward C. Johnson, 3d, the chairman of FMR LLC, had sole voting power over 109,125 shares and sole dispositive power over 17,726,948 shares. The principal business address of each of FMR LLC is 245 Summer Street, Boston, MA 02210.

(9)	The information reported is based on a Schedule 13G/A, as filed with the SEC on February 7, 2014, in which The Hartford Mutual Funds, Inc. on behalf of Hartford Capital Appreciation Fund reported that it held shared voting and shared dispositive power over all of the shares. The principal business address of The Hartford Mutual Funds, Inc. on behalf of Hartford Capital Appreciation Fund is 500 Bielenberg Drive, Woodbury, MN 55125-1400.

(10)	The information reported is based on a Schedule 13G/A, as filed with the SEC on February 14, 2014, in which PRIMECAP Management Company reported that it held sole voting power over 13,429,099 shares and sole dispositive power over 22,818,689 shares and no shared voting or shared dispositive power. The principal business address of PRIMECAP Management Company is 225 South Lake Ave., #400, Pasadena, CA 91101.

(11)	The information reported is based on a Schedule 13G/A, as filed with the SEC on February 14, 2014, in which Wellington Management Co. LLP reported that it held sole voting or sole dispositive power over no shares, shared voting power over 28,328,313 shares and shared dispositive power over 35,614,183 shares. The principal business address of Wellington Management Co. LLP is 280 Congress Street, Boston, MA 02210.

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PROPOSAL 2	TO RATIFY THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2014

The Audit Committee of the Board has appointed Ernst & Young LLP as the independent registered public accounting firm to audit the Company’s consolidated financial statements and internal control over financial reporting for the fiscal year ending December 31, 2014. Representatives of Ernst & Young LLP will be present at the annual meeting to respond to appropriate questions from stockholders and make a statement if desired.

While the Audit Committee retains Ernst & Young LLP as our independent registered public accounting firm, the Board of Directors is submitting the selection of Ernst & Young LLP to the stockholders for ratification.

Unless contrary instructions are given, shares represented by proxies solicited by the Board will be voted for the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2014. If the selection of Ernst & Young LLP is not ratified by the stockholders, the Audit Committee will reconsider the matter. Even if the selection of Ernst & Young LLP is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change is in our best interests.

Fees to Independent Registered Public Accounting Firm

The following table presents fees for professional services rendered by Ernst & Young LLP for the years ended December 31, 2013 and 2012, respectively, and fees billed for other services rendered by Ernst & Young LLP during those periods.

	2013	2012
Audit fees(1)	$1,492,040	$1,521,020
Audit-related fees(2)	$25,000	$25,000
Tax fees(3)	$12,716	$81,964
TOTAL	$1,529,756	$1,627,984

(1)	Includes fees related to: (a) the integrated audit of our consolidated financial statements and internal control over financial reporting; (b) the review of the interim consolidated financial statements included in quarterly reports; (c) services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements and attest services, except those not required by statute or regulation; and (d) consultations concerning financial accounting and reporting standards.
(2)	Audit-related services principally include fees for audit and attest services that are not required by statute or regulation.
(3)	Includes fees for tax services, including tax compliance, tax advice and tax planning.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax and other services performed by our independent registered public accounting firm. This policy provides for pre-approval by the Audit Committee of all audit and permissible non-audit services before the firm is engaged to perform such services. The Audit Committee is authorized from time to time to delegate to one of its members the authority to grant pre-approval of permitted non-audit services, provided that all decisions by that member to pre-approve any such services must be subsequently reported, for informational purposes only, to the full Audit Committee.

The affirmative vote of a majority of the votes represented at the meeting, either in person or by proxy, and entitled to vote on this proposal, is required to ratify the selection of the independent registered public accounting firm.

The Board recommends a vote FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2014.

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AUDIT COMMITTEE REPORT

The Audit Committee of the JetBlue Board of Directors is comprised of three non-employee directors, each of whom, in the Board’s business judgment, is independent within the meaning of the applicable rules and regulations of the SEC and NASDAQ. The Audit Committee oversees on behalf of the Board of Directors the Company’s accounting, auditing and financial reporting processes. The Committee has the resources and authority it deems appropriate to discharge its responsibilities.

Management has the primary responsibility for the Company’s financial statements and financial reporting process, including establishing, maintaining and evaluating disclosure controls and procedures; and establishing, maintaining and evaluating internal control over financial reporting and evaluating any changes in controls and procedures. The Company’s independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report relating to their audit; as well as expressing an opinion on (i) management’s assessment of the effectiveness of internal control over financial reporting and (ii) the effectiveness of internal control over financial reporting. In fulfilling its responsibilities, the Audit Committee held meetings throughout 2014 with Ernst &Young in private without members of management present.

In this context, the Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements with management and its independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States.

The Audit Committee discussed with the Company’s independent registered public accounting firm matters required to be discussed by PCAOB Auditing Standards No. 16 “Communications with Audit Committees,” including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements; and PCAOB Auditing Standards No. 5, “An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements.” Ernst & Young also provided to the Audit Committee the written disclosures and letter regarding their independence required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee also discussed with Ernst & Young their independence from JetBlue and its management, and considered whether the nonaudit services provided by the independent registered public accounting firm to the Company are compatible with maintaining the firm’s independence.

JetBlue also has an internal audit department that reports to the Audit Committee. The Audit Committee reviews and approves the internal audit plan once a year and receives updates of internal audit results throughout the year.

In reliance on the review and discussions referred to above, and in the exercise of its business judgment, the Audit Committee recommended to the Board of Directors (and the Board of Directors approved) that the Company’s audited financial statements be included in JetBlue’s Annual Report on Form 10-K for the year ended December 31, 2013 as filed with the SEC. In addition, the Audit Committee and the Board have also recommended, subject to stockholder ratification, the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014.

The Audit Committee reviews and assesses the adequacy of its charter on an annual basis. While the Audit Committee believes that the charter in its present form is adequate, it may in the future recommend to the Board of Directors amendments to the charter to the extent it deems necessary to react to changing conditions and circumstances.

Audit Committee of JetBlue

Peter Boneparth, Chair

Virginia Gambale

Ellen Jewett

The Audit Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the Audit Committee Report by reference therein.

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PROPOSAL 3	TO APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enacted in 2010, an advisory vote on the frequency of stockholders votes on executive compensation was conducted in connection with the 2011 annual meeting of stockholders. The Board recommended, our stockholders agreed, and the Board subsequently approved that the advisory vote on executive compensation be held on an annual basis. Accordingly, we are asking stockholders to approve an advisory resolution on compensation of our named executive officers as described in the Compensation Discussion and Analysis section, the compensation tables and related narrative discussion included in this proxy statement. This proposal, commonly known as a “say on pay” proposal, gives stockholders an opportunity to approve, reject or abstain from voting with respect to our fiscal 2013 executive compensation programs and policies and the compensation paid to our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers as described in this proxy statement.

Please read the Compensation Discussion and Analysis beginning on page 26 for additional details about our executive compensation program, including information about the fiscal year 2013 compensation of our named executive officers.

Our Compensation Committee has structured our executive compensation program to achieve the following key objectives:

•	Support our strategy and stay true to our Values: We aim to align compensation programs with business strategies focused on long-term growth and creating value for our stockholders. We motivate crewmembers to overcome challenges and to deliver commitments, all while living our Values of Safety, Caring, Integrity, Fun and Passion;

•	Attract and retain top talent: We aim to set target compensation to be competitive with the airline industry, given our Northeast location, route network, unique market placement, structure and size relative to other airlines; and

•	Pay for performance: We hold our named executive officers accountable for their performance in light of Company goals, industry economics and individual performance. We believe the proportion of executive compensation designed to be delivered in variable pay should depend on the executive’s position and the ability of that position to influence our overall corporate performance and structure named executive officers’ compensation packages accordingly.

Because your vote on this proposal is advisory, it will not be binding on us, the Compensation Committee or the Board. However, the Compensation Committee and the Board will take into account the outcome of the vote when considering future executive compensation arrangements. Furthermore, your advisory vote will serve as an additional tool to guide the Board and the Compensation Committee in continuing to align the Company’s executive compensation programs with the interests of JetBlue and its stockholders.

The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the Compensation Discussion and Analysis section are effective in achieving our goals and that the compensation of our named executive officers reported in this proxy statement has contributed to the Company’s recent and long-term success. Accordingly, we are asking you to endorse our executive compensation program by voting for the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis section, compensation tables and narrative discussion is hereby APPROVED.

The affirmative vote of a majority of the votes represented at the meeting, either in person or by proxy, and entitled to vote on this proposal is required to approve the advisory vote on executive compensation.

The Board recommends a vote FOR the foregoing resolution for the reasons outlined above.

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COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis section of the proxy statement explains the key elements of our executive compensation program and compensation decisions with respect to the following officers identified in the Summary Compensation Table (the “named executive officers):

David Barger	President and Chief Executive Officer
Mark Powers	Executive Vice President and Chief Financial Officer
Robin Hayes	Executive Vice President and Chief Commercial Officer
James Hnat	Executive Vice President and General Counsel
Robert Maruster	Executive Vice President and Chief Operations Officer

Executive Summary

At JetBlue, Integrity is one of our five core values. We believe honesty builds trust. We hold ourselves to a high standard of integrity and strive for transparency with our executive compensation programs. JetBlue is a passenger airline that we believe has established a new airline category based on service, style and cost. Known for its award-winning customer service and free TV as much as for its competitive fares, JetBlue believes it offers its customers a distinctive experience—the JetBlue Experience—with the best coach offering in markets it serves with a strong core product and reasonably priced optional upgrades. The Compensation Committee believes that our executive compensation program is instrumental in helping the Company to achieve its business goals and promote its values.

Executive Compensation Program Elements

KEY FEATURES OF OUR EXECUTIVE COMPENSATION PROGRAM

WE DO	WE DO NOT
Emphasize performance-based, at risk pay	No tax gross ups on a going forward basis
Apply rigorous, stockholder aligned performance objectives for executive bonus payments	No repricing of underwater stock options
Consider risk in our executive compensation program	No single trigger change in control provisions - the 2011 Incentive Compensation Plan has a double trigger in place for change in control provisions
Use an independent consultant to advise Compensation Committee	No significant retirement benefits provided exclusively to senior executives
Have executive stock ownership guidelines	No evergreen provisions in our compensation plans
Have a director stock ownership requirement to hold until retirement
Require most of our equity to vest over a period of at least 3 years
Maintain an executive compensation clawback policy, which includes recoupment and forfeiture provisions
Use a structured approach to CEO performance evaluation and related compensation decisions
Emphasize a culture of safety
Review share utilization annually
Offer executives the same health and welfare benefit programs as other salaried employees
Devote significant time to management succession and leadership development efforts

OUR EXECUTIVE COMPENSATION PROGRAMS DO NOT INCENTIVIZE EXCESSIVE RISK-TAKING

•	Our Executive Compensation performance measures drive longer term and team performance

•	Short term metrics are diverse and include ex-fuel CASM, operating margin and Customer NPS

•	Our annual and long-term performance awards are based on different metrics, with little overlap

•	Our clawback policy serves as a risk mitigator

•	Maintain a cap on CEO incentive compensation payments

•	Design compensation plans with provisions to mitigate undue risk

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How Did We Do in 2013?

Highlights of 2013 Performance

JetBlue achieved continued record revenue growth and our fifth consecutive year of profitability in 2013.

For further information regarding our revenue and earnings per diluted share for the referenced periods, please see our Annual Report on Form 10-K for the year ended December 31, 2013, Item 6. Selected Financial Data (page. 26) and Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations (starting at page. 29, and see page 33).

The following table summarizes some of our financial results for 2013:

($ in millions, except per share amounts)	Fiscal 2013	Fiscal 2012
Revenue	$5,441	$4,982
Pretax income	$279	$209
Operating margin	7.9%	7.5%
Earnings per diluted share	$0.52	$0.40

For full year 2013, we reported our highest ever net income of $168 million, an increase of $40 million compared to 2012. We achieved record revenue of $5.4 billion in 2013 and passenger revenue per available seat mile (PRASM) increased 2.3% year over year.

In addition, we achieved several non-financial strategic milestones. For the ninth consecutive year we were recognized by J.D. Power and Associates as having the highest customer satisfaction among low cost airlines in North America. We added nine partner airlines. We launched Fly-Fi, our new broadband internet service, expanded our fleet to include another of the A320 family and we announced the mid-2014 launch of our new Mint product. We continued to expand our Boston and Caribbean route networks and added slots to Washington, D.C’s Reagan National Airport. This financial and operating performance helped our stock price increase nearly 50% over the year.

However, the year was not without its challenges and we did not achieve all of our goals set at the beginning of the year. Fuel costs were still high, pressuring our operating margin and earnings and we experienced maintenance challenges in the first half of 2013 that increased our costs. As a result, ex-fuel/ex-profit share cost per available seat mile (CASM) increased 3.8% year over year (compared to 3.2% in 2012).

2013 Pay Decisions (see page 29 for more details)

As more fully described below, our annual incentive formulaic corporate performance factor came in at 77.3% of target. However, in light of the significant achievements of 2013, the Compensation Committee decided to implement an upward adjustment of 15% to the corporate performance factor, resulting in a bonus payout at 92.3% of target. The significant achievements the Committee considered included the financial results and strategic milestones discussed above as well as the strong stock price performance during the year. All of our named executive officers received equity grants at or above target to reflect performance against their individual goals.

Also, in 2013, the Compensation Committee approved the adoption of a long-term performance-based incentive program for our senior executive officers, including our named executive officers. This new compensation component is entirely Company performance-based. The award opportunity is in the form of PSUs that are earned (or forfeited) based on the Company’s achievement of one relative goal (relative to industry ex-fuel cost per available seat mile, or CASM) and one absolute goal (return on invested capital, or ROIC), each weighted at 50%. For a description of ex-fuel ex-profit sharing CASM and ROIC, please see our Annual Report on From 10-K for the year ended December 31, 2013, Item 7. Management’s

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Discussion and Analysis of Finincial Condition and Results of Operations at pages 36-37. The share price is set at the beginning of the performance period. Following the completion of a three-year performance period, the shares earned will range from 0 to 150% of the target award based on the Company’s performance measured against the pre-established goals, and will be delivered in common stock.

Although the Summary Compensation Table and Supplemental Summary Compensation Table include the PSU award amounts in the Stock Awards column, these amounts were not paid in 2013. They are notional at this point, and assume a performance at target (based on an assessment of performance to date, as required by the SEC’s rules and regulations). The PSUs will be awarded, if at all, upon the completion of the performance period at the end of 2015.

For 2013, salaries were adjusted as the Committee felt it was appropriate to remain competitive with the airline industry. Mr. Barger, our Chief Executive Officer, did not receive a salary increase in 2013. Our Chief Commercial Officer and our Chief Operating Officer each received a salary increase of approximately 12% to $450,000. This was based on an assessment that we needed to increase base salaries to be industry competitive for the roles and the individuals and a desire to retain both executives. Our Chief Financial Officer and our General Counsel each received a merit increase of 3% to $412,000.

In addition, in recognition of the need to maintain competitiveness and noting the importance of an increased amount of “at risk” pay-for-performance based compensation, the Compensation Committee increased our Chief Executive Officer’s target bonus opportunity to 75% of base salary (from 50%) and the target bonus opportunities of each of our Chief Commercial Officer, our Chief Operating Officer and our Chief Financial Officer to 60% of base salary (from 50%) for 2013. After these changes to the program, our named executives, in the aggregate, continue to be at the lower range of the competitive market.

Results of the 2013 Advisory Vote on Executive Compensation (“Say on Pay”)

At our 2013 annual meeting of stockholders, our stockholders were asked to approve, on an advisory basis, the Company’s fiscal 2012 executive compensation programs (“say on pay”). Approximately 99% of the aggregate votes cast on the “say on pay” proposal at that meeting were voted in favor of the proposal. JetBlue engages stockholders and other stakeholders to discuss a variety of aspects of our business and welcomes stockholder input and feedback.

The Compensation Committee believes that these results reaffirm our stockholders’ support of the Company’s approach to executive compensation. We strive to continually improve our programs and processes to align our compensation and performance as we enter our second decade of operations. Therefore, consistent with our ongoing commitment to best practices in compensation governance and strong emphasis on pay for performance, our Compensation Committee approved certain limited changes in our compensation programs to further align executive pay with stockholder interests in 2013, as further described below.

The Compensation Committee strives to continue to ensure that the design of the Company’s executive compensation programs is focused on long-term stockholder value creation, emphasizes pay for performance and does not encourage the taking of short-term risks at the expense of long-term results. The Compensation Committee intends to continue to use the “say on pay” vote as a guidepost for stockholder sentiment and continue to take into account stockholder feedback in making compensation decisions.

Compensation Philosophy & Principles

We strive to apply the following principles for compensating our crewmembers, including our named executive officers:

WHAT We Reward	WHY We Reward
Support our strategy and stay true to our Values	We aim to align compensation programs with business strategies focused on long-term growth and creating value for our stockholders. We motivate crewmembers to overcome challenges and to deliver commitments, all while living our values of safety, caring, integrity, passion and fun
Attract and retain top talent	We aim to set target compensation to be competitive with the airline industry, given our Northeast location, route network, unique market placement, structure and size relative to other airlines
Pay for performance	We hold our named executive officers accountable for their performance in light of Company goals, industry economics and individual performance. We believe the proportion of executive compensation designed to be delivered in variable pay should depend on the executive’s position and the ability of that position to influence our overall corporate performance.

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How JetBlue Pays for Performance

Our compensation program is designed to reward our named executive officers for the Company’s continued success. Consistent with our compensation philosophy, the Compensation Committee sets the compensation of our executive officers, including our named executive officers, substantially based on their achievement of annual financial and operational objectives that we believe further our long-term business goals and the creation of sustainable long-term stockholder value. As a result, the majority of our named executive officers’ total compensation is tied to performance and is “at risk.”

The following features of our 2013 compensation programs play a key role in further aligning our compensation practices with best practices in compensation governance and with our overall compensation philosophy:

Summary of Fiscal Year 2013 Executive Compensation Decisions

We also provide health and welfare benefits, available to our full-time crewmembers, including medical, dental, life insurance and disability programs; 401(k) plan; and change in control plans. We provide limited retirement benefits (a 401(k) plan open to all crewmembers) and limited perquisites including space available flight privileges for all crewmembers, and, as is common in the airline industry, positive space flight privileges for executive officers and their immediate family members; possible relocation assistance, supervisor level and above; and a wellness physical for executives designed to further business continuity at certain facilities, available every other year.

Best Practices in Compensation Governance

In addition to the core compensation program, the Company provides or has implemented the following:

•	Executive Compensation Clawback Policy. Our Board of Directors has adopted a policy, often referred to as a clawback policy, which requires reimbursement of all or a portion of any bonus, incentive payment, or equity-based award granted to or received by any executive officer and certain other officers after January 1, 2010 where: (a) the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement, (b) in the Board’s view the executive engaged in willful misconduct that caused or partially caused the need for the restatement, and (c) a lower payment would have been made to the executive based upon the restated financial results.

•	Director Stock Ownership. Our Board of Directors has adopted a policy whereby directors hold their grants of deferred stock units throughout their tenure as a director. Vested equity is issued six months following the director’s departure from the Board of Directors. Directors are not required to hold a specific number of shares of common stock since such a requirement would be redundant in light of our hold through retirement policy.

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•	No Tax Gross Ups on a Going Forward Basis. In early 2013, the Company adopted a policy that affirmatively states that, going forward, we will not make or promise to make to our senior executives any tax gross up payments except for those provided pursuant to a plan, policy or arrangement applicable to management employees generally.

•	No Material Retirement Benefits. We have limited retirement benefits and our 401(k) plan is offered to all employees subject to its generally applicable eligibility conditions.

•	Executive Stock Ownership. Our Corporate Governance and Nominating Committee has adopted stockholding guidelines for our named executive officers to be phased in over a five year period (by 2017) along the following lines:

– Our CEO – 3X base salary; and

– Our other named executive officers – 1X base salary.

Our policy permits us to count common stock and unvested restricted stock units (RSUs) but excluding unvested performance share units (PSUs) and vested stock options. We plan to periodically review our executive stock ownership guidelines not less frequently than every three years and revise the stock ownership guidelines as necessary to ensure that required stock ownership thresholds are set at appropriate levels. All of our named executive officers met or exceeded these ownership guidelines at December 31, 2013. Newly hired or newly appointed named executive officers have five years from the date of hire or appointment to meet the stock ownership guidelines.

•	Equity Plan Best Practices. Our 2011 Incentive Compensation Plan does not have an evergreen reload provision, prohibits repricing without stockholder approval and includes double trigger change in control provisions and in general, requires minimum vesting periods for equity of at least three years.

Compensation Mix

We believe that a significant amount of our named executive officer compensation should be tied to the Company’s performance and an increasing amount of it should be at risk. Our bonus and equity goals (discussed in more detail beginning on page 34) are designed to drive business objectives that we believe further our long-term business goals and the creation of sustainable long-term stockholder value. The mix of compensation elements below are based on how the Compensation Committee views pay (as set forth in the Supplemental Compensation Table on page 33).

Determining Executive Compensation

The Compensation Committee assists the Board with respect to oversight and determination of compensation for the Company’s directors and executive officers. The Compensation Committee oversees the Company’s executive compensation policies and reviews and establishes, subject to approval by our Board of Directors, the compensation for our Chief Executive Officer. The Compensation Committee is charged with review of pay levels and policies related to salaries, bonuses and grants of awards and oversight of our equity incentive plans. In determining base salary, annual bonuses, RSU and PSU equity awards, the Compensation Committee uses the relevant executive officer’s current level of total compensation as the starting point. The Committee bases any adjustments to the current pay level on several factors, including the scope and complexity of the

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functions the executive officer oversees, the contribution of those functions to our overall performance, individual experience and capabilities, individual performance and competitive pay practices. Any variations in compensation among our executive officers reflect differences in these factors.

The Compensation Committee used the following tools in determining senior executive officers’ base salary, annual incentive cash targets, and equity awards:

•	Competitive Peer Group Survey;

•	Internal Pay Equity Review;

•	Tally Sheets;

•	Management Recommendations; and

•	Annual Performance Reviews.

During the Committee’s first quarter meeting, the Compensation Committee approves target total direct compensation for the upcoming year, which is comprised of:

In February 2014, the Compensation Committee reviewed the Company’s and the named executive officers’ performance for fiscal year 2013. After considering various data and input provided by management, the Compensation Committee then determined the Company’s corporate performance factor, annual incentive bonus and equity awards for the named executive officers.

Compensation Consultant

The Compensation Committee has the authority to retain independent, third-party compensation consultants and to obtain independent advice and assistance from internal and external legal, accounting and other advisors. The Chair of the Compensation Committee reports the Committee’s actions and recommendations for the previous quarter to the full Board at the next regularly scheduled Board meeting.

The Compensation Committee engaged the services of Semler Brossy Consulting Group LLC (“SBCG” or “Semler Brossy”) as its independent advisor on matters of executive compensation in respect of and during fiscal 2013. SBCG reports directly to the Committee and provides no other services to the Company or any of its affiliates. The Committee assessed the independence of Semler Brossy pursuant to the SEC and NASDAQ rules and concluded that no conflict of interests exists that would prevent Semler Brossy from independently representing the Compensation Committee.

As discussed below under “Peer Competitive Group Survey—Market Assessment,” Semler Brossy provided the Company and the Committee with compensation data regarding the companies in our competitor peer group. The Company used this data to develop its recommendations to the Compensation Committee for 2013 and 2014 compensation levels. Semler Brossy also provided suggestions on the design of the annual bonus and long-term incentive plans that were used in 2013, and for the long-term performance based incentive program implemented in 2013, including the performance measures and weighting, the factors for the Committee to review when determining whether to adjust the formulaic amount, and the general range of adjustments to apply. Semler Brossy did not perform any separate additional services for management.

Competitive Peer Group Survey—Market Assessment

The Compensation Committee reviewed a report on the Company’s compensation programs for senior executive officers which incorporated data provided by Semler Brossy. Semler Brossy collected compensation data from the companies in our competitor peer group as well as similarly-sized general industry companies for the CFO and General Counsel positions based on the Towers Watson U.S. CDB Executive Compensation Survey. We review general industry survey data at the 25th and 50th percentile of similarly-sized companies to reflect the different economics and pay levels in the airline industry for senior executives. The report compared our executive compensation program to competitive practice on base salary, target annual bonus, target equity and target total direct compensation.

Our peer group consists of the following eight U.S. airlines, following the completion of the merger between American Airlines and U.S. Airways Corporation in late 2013:

Company	Incorporation	Market Capitalization ($) 3.26.2014	2013 Revenue ($)	Competing in Our Market
Alaska Air Group, Inc.	USA	6,230,000,000	5,156,000,000
Delta Air Lines	USA	28,670,000,000	37,773,000,000
Hawaiian Holdings, Inc.	USA	723,700,000	2,155,865,000
JetBlue Airways Corporation	USA	2,500,000,000	5,441,000,000
Republic Airways Holdings Inc.	USA	455,470,000	1,346,500,000
Southwest Airlines Co.	USA	16,450,000,000	17,699,000,000
Spirit Airlines	USA	4,360,000,000	1,654,385,000
United Continental Holdings, Inc.	USA	16,400,000,000	38,279,000,000
US Airways Group*	USA	17,300,000,000	26,743,000,000

* American Airlines Group (AAL)

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These companies, like JetBlue, are airline companies with significant revenue (over $1 billion) and with significant operations employing a large number of individuals and aircraft in our competing markets. We believe this group provides a reasonable point of comparison to assist in our assessment of our compensation programs.

We recognize that this peer group has limitations from a statistical perspective given the limited number of companies and the wide variation in size of our peers. As a result, the Compensation Committee uses the competitive data as a reference point to monitor the compensation practices of our primary competitors. It is not, and was not in 2013, the sole determining factor in executive compensation decisions. The Committee also considers our Northeast location, route network, cost structure, and size relative to other airlines. The data is used primarily to ensure that our executive compensation program as a whole is competitive when the Company achieves targeted performance levels. We do not rely on this information to target any specific pay percentile for our executive officers. Instead, we use this information as a general overview of market practices and to ensure that we make informed decisions on executive pay packages. While we do not establish a specific market percentile ranking for the individual compensation elements that comprise total direct compensation, we review each element to ensure it is reasonable relative to our peer group. We position pay to maintain our competitive cost advantage versus our peer group and recognize that some of the peer competitors are significantly larger than we are and yet we compete for the same talent pool. Consistent with our compensation objectives discussed above, we incorporate flexibility into our compensation programs and in the executive assessment process to respond to, and adjust for, changes in the business and economic environment and individual accomplishments, performance and circumstances. Based on its overall assessment of market pay levels, the Committee determined that the 2013 total pay of our Chief Executive Officer, President, Chief Financial Officer and Chief Operations Officer was below the desired levels. The Committee expects to continue to adjust relevant pay levels on a go forward, measured basis, contingent on corporate and individual performance in future years.

Tally Sheets

The Compensation Committee uses tally sheets as a reference to ensure committee members understand the total compensation being delivered to executives each year and over a multi-year period. When making executive compensation decisions, the Compensation Committee reviews tally sheets for each senior executive officer. Tally sheets provide historical pay levels for the past five years, target and realized pay, value of unvested equity awards, and potential payments at termination for each senior executive officer. Tally sheets enable the Compensation Committee to assess whether the compensation strategy is effective over time.

Internal Pay Equity Review

Because of our team-based approach to executive officer compensation, the Company carefully considers the relative compensation levels among all members of the executive team for internal pay equity. Accordingly, the Company’s executive compensation program is designed to be internally consistent and equitable in order to further the Company’s success. The Committee looks at various factors to account for differences in pay levels among the named executive officers. These factors include competitive data, size and complexity of role and individual and team based goal achievement.

Performance Evaluation – Chief Executive Officer

Our Board of Directors evaluates Mr. Barger, our Chief Executive Officer, on an annual basis. Mr. Barger recuses himself from Board discussions relating to evaluations of his performance. The Board’s evaluation includes both objective and subjective criteria of the Chief Executive Officer’s performance, which include JetBlue’s financial performance, JetBlue’s performance with respect to our long-term strategic objectives and the development of our senior management team. Prior to the Board’s evaluation, the Compensation Committee evaluates Mr. Barger’s compensation. The Compensation Committee uses the competitive market data discussed above to recommend total direct compensation for the Chief Executive Officer. The Compensation Committee conducts a performance review without Mr. Barger’s participation and provides its recommendations to the full Board.

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Performance Evaluations – Named Executive Officers (Other Than the Chief Executive Officer)

The Compensation Committee, together with our Chief Executive Officer, evaluates the performance of the other named executive officers. Mr. Barger provides a performance assessment and compensation recommendation to the Compensation Committee for the other named executive officers within the overall team performance framework. The performance evaluation may be based on factors such as achievement of the corporate objectives and performance; leadership and talent development; individual business area responsibilities; and performance as an executive team member and overall executive team performance.

The Compensation Committee also reviews total direct compensation data from the competitive data, with respect to the other senior executive officers. The Compensation Committee makes final determinations regarding the other named executive officers’ total compensation.

Comparison of 2013 and 2012 Direct Compensation to Named Executive Officers

The supplemental compensation table below shows how the Committee assessed total direct compensation for our executive officers in 2013 and 2012. It is consistent with the Committee’s analysis of information presented to it in tally sheets (see “Compensation Practices and Procedures — Use of Tally Sheets”) and the Committee’s evaluation of our performance relative to established performance targets. The Committee approves RSU awards when financial results for the previous year are finalized, which occurs early in the following year. The primary difference between this supplemental compensation table and the 2013 Summary Compensation Table is that the supplemental compensation table includes grants of RSUs in the performance year to which they relate, rather than in the year when granted. The supplemental compensation table presented below is not intended to be a substitute for the 2013 Summary Compensation Table, but provides a condensed summary of actual total direct compensation awarded to the named executive officers for their performance in 2013 and 2012.

Name and Principal Position	Year	Salary ($)(1)	Bonus(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
David Barger	2013	600,000	67,550	2,025,000	347,850	15,588	3,055,988
Chief Executive Officer	2012	600,000	-	1,625,000	276,300	14,073	2,515,373
and President
Mark Powers	2013	412,000	37,114	725,000	191,086	15,526	1,380,726
Executive Vice President	2012	400,000	50,000	437,500	184,200	17,814	1,089,514
and Chief Financial Officer
Robin Hayes	2013	450,000	40,590	862,500	208,710	13,435	1,575,235
Executive Vice President	2012	400,000	-	612,500	184,200	13,130	1,209,830
and Chief Commercial Officer
James Hnat	2013	412,000	30,962	537,500	159,238	8,348	1,148,048
Executive Vice President	2012	400,000	-	350,000	184,200	1,920	936,120
and General Counsel
Robert Maruster	2013	450,000	40,590	750,000	208,710	14,390	1,463,690
Executive Vice President	2012	400,000	-	525,000	184,200	13,438	1,122,638
and Chief Operating Officer
(1)	Includes annualized salary for the year indicated.
(2)	Compensation reported under this column consists of signing bonuses and spot bonuses. Annual performance-based bonuses are reported above under the “Non-Equity Incentive Plan Compensation” column. See “Compensation Discussion and Analysis — Summary of Fiscal Year 2013 Executive Compensation Decisions — Annual Incentive” and “— Long-Term Incentive” above. Amounts reported for fiscal 2013 represent discretionary adjustments of the non-equity incentive plan payouts for each named executive officer in excess of the target. See “Compensation Discussion and Analysis—Summary of Fiscal Year 2013 Executive Compensation Decisions—Annual Incentive and Equity Compensation” and “— Bonuses” above.
(3)	Includes the aggregate grant date fair value (calculated in accordance with accounting guidance) of awards of (i) RSUs for the performance year indicated, and (ii) PSUs granted in 2013 which will be paid, if at all, based on the Company’s performance years 2013 – 2015.
(4)	Includes the annual incentive bonuses paid for the performance year indicated.
(5)	Represents Company 401(k) matching contributions under the JetBlue Airways Corporation Retirement Plan in which all of our employees are eligible to participate, as well as life insurance premiums, positive space flights, LIFT awards (with related tax liability) and awards of 20,000 TrueBlue points (a $250 value) for all crewmembers with at least ten years of service (with related tax liability). The LIFT award is a Company-wide recognition plan by which crewmembers recognize and reward other crewmembers. LIFT awards range from $0 to $100 and JetBlue pays the taxes for the awards for any crewmember so recognized. The 401(k) matching contribution for each of Mr. Barger, Mr. Powers, Mr, Hayes and Mr. Maruster was $12,750, and for Mr. Hnat, $7,500.

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Base Salary

The below table, for comparative purposes, shows annualized base salaries for 2013 and 2012.

Executive	2013 Salary	2012 Salary
Dave Barger	$600,000	$600,000
Mark Powers	$412,000	$400,000
Robin Hayes(1)	$450,000	$400,000
Jim Hnat	$412,000	$400,000
Rob Maruster	$450,000	$400,000

(1)	As previously announced by the Company in connection with Mr. Hayes’ promotion to President, Mr. Hayes’ base salary was increased to $490,000 effective January 1, 2014.

For 2013, Mr. Barger, our Chief Executive Officer and President, did not receive a salary increase. For 2013, our Chief Commercial Officer and our Chief Operating Officer each received a salary increase of approximately 12% to $450,000. This was based on an assessment that we needed to increase base salaries to remain industry competitive based on our peer group analysis for the roles and the individuals and a desire to retain both executives. Our Chief Financial Officer and our General Counsel each received a merit increase of 3%, to $412,000.

Annual Incentive Bonuses

The Company’s annual incentive targets and equity targets are payable according to the Company’s achievement of its annual performance metrics. Our program has a preliminary threshold of $1 of pre-tax income. Pre-tax income is also the threshold for our front line payment of profit sharing (which is payable to all non-equity eligible employees). Our manager level and above crewmembers, including our named executive officers, will not benefit from bonus payments if our front line personnel do not receive profit sharing due to our financial results.

In 2013, we maintained our focus on three targets, equally weighted (33.3%): Customer Net Promoter Score (“NPS”), Operating Margin and Ex-Fuel CASM (cost per available seat mile). NPS is a brand loyalty analysis. Operating Margin and Ex-Fuel CASM are financial measures that we believe are important to our long-term success because Operating Margin measures our overall profitability levels and ex-fuel CASM measures our cost growth for operating the airline excluding fuel costs. Our annual incentive bonuses, which are payable in cash, aim to reward executive officers and members of leadership throughout the organization to the manager level for attaining annual corporate performance targets.

In addition, in recognition of the need to maintain competitiveness and noting the importance of an increased amount of “at risk” pay-for-performance based compensation, the Compensation Committee, for 2013, increased our Chief Executive Officer’s target bonus opportunity to 75% of base salary (from 50%) and the target bonus opportunities of each of our Chief Commercial Officer, our Chief Operating Officer and our Chief Financial Officer to 60% of base salary (from 50%).

In 2013, the annual incentive target for our named executive officers were as follows:

Chief Executive Officer	75% of base salary
EVP and Chief Financial Officer	60% of base salary
Chief Commercial Officer	60% of base salary
Chief Operations Officer	60% of base salary
General Counsel	50% of base salary

The named executive officers’ maximum bonus is two times their target bonus. Ranges of payment based on goal achievement are set forth below according to each named executive officer’s position and is interpolated for performance between Under Target, Met Target and Exceeded Target goals:

	Range of Payment (as percentage of Base Salary)
	CEO	CCO/COO/CFO	GC
Failed to Meet Target	0%	0%	0%
Under Target (at low end of range)	37.5%	30%	25%
Met Target	75%	60%	50%
Exceeded Target (at high end of range)	150%	120%	100%

The Compensation Committee may adjust the formulaic funding upwards or downwards by up to 35% based on qualitative factors, including strategic and operational accomplishments, operating and financial performance versus our peer group and the market, variances in fuel costs from the assumptions in the budget, total stockholder return in absolute and versus our peer group, and our long-term strategic plan development and execution.

The Compensation Committee relied on our performance assessment framework to evaluate our results on each goal and then perform a collective assessment across all goals to determine a corporate performance factor, which is then applied to our annual incentive bonus awards. For 2013, the corporate performance factor was determined as follows:

Measure	Weight	Range	Target	Performance Achieved	Corporate Performance Factor
Customer NPS	33%	61-67%	65%	64.3%
Ex-Fuel CASM	33%	4.0-1.0%	2.1%	3.8%	77.3%
Op Margin	33%	3.6-10.7%	9.7%	7.9%

(1)	Customer NPS is a non-financial measure that assesses brand loyalty based on a customer’s subjective survey responses to a customer experience. NPS is calculated by taking the percent of brand promoters and subtracting the percent of brand detractors, yielding a score between -100 and 100. The NPS achieved in this table represents quarterly NPS figures averaged for the year. Ex-fuel Cost Per Available Seat Mile, or CASM, is evaluated on a year over year percentage change basis in accordance with generally accepted U.S. accounting principles. Operating margin is a financial measure calculated using generally accepted U.S. accounting principles.

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A “Met” target assessment would have resulted in a corporate performance factor of 100%, which would have resulted in a payout of the percentages of base salary for the named executive officers as noted in the table above. After evaluating the Company’s performance, the Compensation Committee chose to adjust the formulaic funding upward by 15% points, bringing the 2013 corporate performance factor to 92.3% of target. The Compensation Committee concluded the Company performed well in light of the challenging economic and industry conditions. The Committee considered various factors in deciding to adjust the corporate performance factor, including remaining independent in a changing industry environment, improving the Company’s footprint at Washington-Reagan International Airport through the acquisition of additional slots, successfully modifying the Company’s fleet plan, launching the Company’s innovative new Fly Fi product, handling maintenance challenges on a go forward basis to smooth out volatility and producing record net income, operating revenue, and pre-tax income.

Long-Term Incentive Equity

Equity grants directly align executive officers’ interests with the interests of stockholders by rewarding increases in the value of our share price. Such grants enable us to attract, retain and motivate highly qualified individuals for leadership positions within the Company.

We have historically used RSUs, based on achievement of goals set during the previous year, and with a three-year vesting period, to retain and motivate our crewmembers, including our named executive officers. In 2013, we determined that, as a matter of good corporate governance, looking at the competitive landscape and to continue to motivate our senior leaders, we needed to add a performance-based compensatory element. Accordingly, we adopted a long-term incentive plan with performance stock units (PSUs) as the relevant vehicle. Approximately 40% (closer to 23% for Messrs. Barger and Hnat) of the total award opportunity is in the form of PSUs that are earned (or forfeited) based on the Company’s goal achievement with the remainder in the form of RSUs based on the achievement of individual goals. We believe this program will closely align the interests of our officers and stockholders.

Restricted Stock Units (RSUs)

We grant equity in the form of RSUs in connection with our annual performance review, and upon hire or promotion. Our equity grants in connection with annual performance are made following the Compensation Committee meeting during the first quarter of the year. We do not time our equity grants to coincide with the disclosure of non-public material information.

We award RSUs that vest over three years to our named executive officers based on the individual’s achievement of individual performance goals to ensure focus on that executive’s area of responsibility. The executive’s degree of achievement of his individual goals, and a subjective assessment of the degree of difficulty of those goals, are reflected in the equity grants made in 2014 based on 2013 performance as shown in the supplemental compensation table. The Committee believed that this would also introduce variation in pay among the senior executive team.

Our RSU equity ranges for 2013 performance are as follows (reported as fair value on the date of the RSU grant):

	RSU EQUITY RANGES, 2013
	CEO	CCO/COO	CFO/GC
Threshold	$625,000	$225,000	$175,000
Target	$1,250,000	$450,000	$350,000
Maximum	$2,500,000	$900,000	$700,000

These ranges were selected based on peer compensation data and in light of the Company’s internal pay equity considerations and its financial performance.

Our named executive officers are evaluated annually on their achievement of individual goals, tailored to that executive’s responsibilities and the workgroups he supervises. Our CEO’s goals include developing leadership and team performance and engagement, building a structure to achieve financial goals, achieving a mix of commercial objectives and fostering a process oriented project across departments.

The other named executive officers have goals relating to the following:

•

Each of Mr. Hayes, Mr. Hnat, Mr. Maruster and Mr. Powers had individual organizational goals relating to leadership and team performance and crewmember engagement goals for the departments each individual oversees.

•	For business goals, Mr. Hayes had individual goals relating to commercial team strategic initiatives, Mr. Hnat had goals relating to corporate affairs team initiatives, Mr. Maruster had goals relating to strategic operational issues and Mr. Powers had goals relating to finance initiatives.

Mr. Barger, in reviewing his direct reports, also used his judgment in evaluating the degree of difficulty of achieving these individual goals. All of the named executive officers received “Exceeded,” “Met Plus” or “Met” target assessments and were awarded the RSU grants as noted in the below table.

The Compensation Committee, in consultation with the Board of Directors, reviewed Mr. Barger’s performance and leadership in 2013 in light of the Company’s overall performance in a challenging environment for the airline industry and awarded Mr. Barger an equity grant, issued on February 13, 2014, with a fair market value of $1,625,000, representing an individual performance achievement of 130% of target. This was due in part to a subjective determination by the Compensation Committee of Mr. Barger’s success in his development of his senior executive team and the Company’s financial performance, including record fourth quarter and year end revenue results.

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Based on the Committee’s, and, in connection with Mr. Barger, the Board of Director’s, assessment of each named executive officer’s individual performance in 2013, the following RSU awards were made on February 13, 2014:

Name	2013 Equity Award (FMV $)
Dave Barger	1,625,000
Mark Powers	525,000
Robin Hayes	562,500
Jim Hnat	437,500
Rob Maruster	450,000

We believe this approach was consistent with our pay for performance philosophy whereby we link our corporate results and individual goal achievement to each named executive officer’s compensation. These RSUs vest in three equal annual installments on the first, second and third anniversaries of the grant date and are forfeitable if the officer were to leave the Company before the awards are fully vested.

As discussed in last year’s Compensation Discussion and Analysis, and as reflected in the Summary Compensation Table, in 2013 the Compensation Committee, in consultation with the Board of Directors, reviewed Mr. Barger’s performance and leadership in 2012 in light of the Company’s overall performance in a challenging environment for the airline industry and awarded Mr. Barger an equity grant, issued on February 13, 2013, with a fair market value of $1,625,000, representing an individual performance achievement of 130% of target. This was due in part to a subjective determination by the Compensation Committee of Mr. Barger’s success in his development of his senior executive team and the Company’s financial performance, including record fourth quarter and year-end revenue results and operational recovery from Hurricane Sandy.

The other named executive officers were awarded equity grants on February 13, 2013 (reflecting the fair market value of the restricted stock units on the date of grant) based on achievement of individual goals:

Named Executive Officer	Annual Grant
Mr. Powers	$437,500
Mr. Hayes	$612,500
Mr. Hnat	$350,000
Mr. Maruster	$525,000

We believe this approach was consistent with our pay for performance philosophy whereby we link our corporate results and individual goal achievement to each named executive officer’s compensation. These restricted stock units vest over three years and are forfeitable if the officer were to leave the Company before the awards are fully vested.

Performance Share Units (PSUs)

As noted above, in 2013, the Compensation Committee adopted a long-term performance incentive program with two metrics, one relative goal (relative to industry ex-fuel CASM) and one absolute goal (ROIC), each weighted at 50%. We believe our CASM and ROIC goals are consistent with maintaining our cost structure relative to the industry and our focus on efficient use of capital. The number of PSUs awarded at the end of the three-year performance period will vary based on performance achievement. Following the completion of a three-year performance period, the value earned will range from 0 to 150% of the target award based on the Company’s performance measured against the pre-established goals, including industry-relative ex-fuel CASM and ROIC goals, and will be delivered in common stock.

	PSU Equity Ranges at Grant Date(1)
	CEO	CCO/COO	CFO	GC
Below Threshold	$0	$0	$0	$0
Threshold	$200,000	$150,000	$100,000	$50,000
Target	$400,000	$300,000	$200,000	$100,000
Maximum	$600,000	$450,000	$300,000	$150,000

(1)	Based on the closing price of our stock on April 8, 2013.

The PSUs are another way in which the Committee has introduced variability into the named executive officer compensation. Actual amounts of awards granted in April 2013 are disclosed in the “Summary Compensation Table” and “Grants of Plan-Based Awards” table.

The Company wanted to use more than one target, while keeping the number of variables limited. We believe that having one “absolute” and one “relative” target, each weighted at 50%, provides simplicity and balance. Our 2013 targets, ROIC and relative ex-fuel CASM, are key metrics we use to manage our business. We believe that these targets align management’s and stockholders’ interests of improving stockholder value over time.

In the beginning of 2013, we adopted a three-year average ROIC goal for the 2013-2015 performance period. The ROIC goal was designed to be challenging but attainable if we had a successful three-year period. The ROIC metric will pay out at the maximum if we achieve a three-year average ROIC of 8.6% by the end of 2015, at the midpoint if we achieve a three-year average ROIC of 7.2%, and at the minimum if we achieve a three-year average ROIC of 5.0%. At the end of 2013, our ROIC performance of 5.3% had us tracking toward a “Met” target for the three-year average ROIC goal.

The relative ex-fuel CASM target is difficult to achieve for two primary reasons. First, we operate in a highly volatile industry, which can be subject to unanticipated spikes in operating costs. Second, our ability to achieve this metric is based on the future cost performance of our competitors, which we cannot forecast with a high degree of certainty.

The number of shares subject to PSUs is determined on the grant date, based on the closing price of the Company’s common stock on the grant date. The 2013-2015 PSUs were awarded on April 8, 2013, when the closing price of our common stock was $6.71. Accordingly, if the 2013-2015 PSUs were to payout at target performance, in 2016, Mr. Barger would receive 59,612 shares of common stock, Mr. Powers would receive 29,806 shares, Mr. Hayes would receive 44,709 shares, Mr. Hnat would receive 14,903 shares and Mr. Maruster would receive 44,709 shares.

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All Other Compensation

Perquisites and Other Personal Benefits

We offer a very limited amount of perquisites and other personal benefits to our named executive officers. The Compensation Committee believes that these perquisites are reasonable and consistent with prevailing market practice and the Company’s overall compensation program. Perquisites are not a material part of our compensation program. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to our named executive officers. See “— Summary Compensation Table — All Other Compensation.”

Post-Employment Benefits

To promote retention and recruiting, we also offer limited arrangements that provide certain post-employment benefits in order to alleviate concerns that may arise in the event of a crewmember’s separation from service with us and enable crewmembers to focus on Company duties while employed by us.

•	Severance Benefits. In the event of a change in control, post-employment severance benefits for our named executive officers are provided through our Executive Change in Control Severance Plan (the “Executive Plan”) and Amended and Restated 2002 Stock Incentive Plan or 2011 Incentive Compensation Plan, as applicable. Our Executive Plan is intended to insure stability within the Company during a period of uncertainty resulting from the possibility of a change in control of the Company by providing incentives for certain designated crewmembers, including our named executive officers, to remain in our employ. See “—Agreements Governing Termination,” “—Agreements Governing a Change in Control,” “—Potential Payments Upon Termination or Change in Control” below. Otherwise, severance benefits are provided to departing executives on a case-by-case basis.

•	Retirement Benefits. Our executive officers may participate in our 401(k) defined contribution retirement plan provided to substantially all other US crewmembers and do not receive special retirement plans or benefits. For our executive officers as well as all other participating crewmembers, we match employee contributions under this plan 100% up to 5% of eligible earnings, subject to all applicable regulatory limits, and the match vests 20% each year.

Tax Impacts

Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, generally disallows a tax deduction for compensation in excess of $1,000,000 paid per year to each of our Chief Executive Officer and our three most highly paid other executive officers (other than our Chief Financial Officer). Qualifying “performance-based compensation” is not subject to this deduction limitation if certain requirements are met. We intend to generally structure our compensation programs such that amounts payable under these programs are not subject to the deduction limitations of Section 162(m). However, the Committee reserves the right to design programs that are intended to accomplish a full range of compensation objectives important to our success, even where the compensation paid under such programs may not be exempt from the deduction limitations of Section 162(m). For 2013, due to the Company’s net operating loss carryforwards, the limitation on our compensation deduction resulted in no significant income tax obligation.

Other provisions of the Code can also affect compensation decisions. Under Sections 280G and 4999 of the Code, a 20% excise tax is imposed upon certain individuals who receive payments upon a change in control if the payments received by them equal or exceed an amount approximating three times their average annual compensation. The excise tax is imposed on all such payments exceeding one time an individual’s average annual compensation. A company will also lose its tax deduction for such “excess parachute payments”. As discussed under “Payments upon a Change in Control-Executive Change in Control Plan,” below, the Executive Plan provides for tax “gross-up” payments to our named executive officers to cover the cost of this excise tax.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section with our management. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this proxy statement and incorporated by reference in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2013.

The Compensation Committee of JetBlue:

Virginia Gambale

Stephan Gemkow

Ann Rhoades (Chair)

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SUMMARY COMPENSATION TABLE

The following table provides certain information concerning the compensation for services rendered to us during the years ended December 31, 2013, 2012 and 2011 by (i) each person serving as a principal executive officer during the year ended December 31, 2013, (ii) each person serving as a principal financial officer during the year ended December 31, 2013 and (iii) each of the three other most highly-compensated individuals who were serving as executive officers as of December 31, 2013 (collectively, the “named executive officers”):

	Year	Salary	Bonus	Stock Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Name and Principal Position(a)	(b)	($)(c)	($)(d)(1)	($)(e)(2)	($)(g)(3)	($)(i)(4)	($)(j)
David Barger	2013	600,000	67,550	2,024,996	347,850	15,588	3,055,984
Chief Executive Officer	2012	600,000		1,562,499	276,300	14,073	2,452,872
and President	2011	600,000		749,999	264,300	20,511	1,634,810
Mark Powers	2013	411,000	37,114	637,495	191,086	15,526	1,292,221
Executive Vice President and	2012	400,000	50,000	537,490	184,200	17,814	1,189,505
Chief Financial Officer	2011	337,655	104,450	249,998	171,750	13,640	877,493
Robin Hayes	2013	445,833	40,590	912,493	208,710	13,435	1,621,062
Executive Vice President and	2012	400,000		762,497	184,200	13,130	1,359,827
Chief Commercial Officer(5)	2011	400,000		349,999	176,200	12,880	939,079
James Hnat	2013	411,000	30,962	449,996	159,238	8,348	1,059,544
Executive Vice President and	2012	400,000		349,994	184,200	1,920	936,114
General Counsel	2011	400,000		349,999	176,200	420	926,619
Robert Maruster	2013	445,833	40,590	824,994	208,710	14,390	1,534,516
Executive Vice President and	2012	400,000		587,494	184,200	13,438	1,185,132
Chief Operating Officer	2011	400,000		349,999	176,200	12,670	938,869

(1)	Compensation reported under this column consists of signing bonuses and spot bonuses. Annual performance-based bonuses are reported above under the “Non-Equity Incentive Plan Compensation” column. Amounts reported for fiscal 2013 represent discretionary adjustments of the non-equity incentive plan payouts for each named executive officer in excess of the target. See “Compensation Discussion and Analysis — Summary of Fiscal Year 2013 Executive Compensation Decisions — Annual Incentive and Equity Compensation” and “— Bonuses” above.

(2)	Represents (i) the grant date fair value of the RSUs based on JetBlue’s stock price on the grant date and (ii) the grant date fair value of the PSUs subject to performance conditions represented at target level, in each case computed in accordance with FASB ASC Topic 718. With respect to the PSUs, should the outcome at the end of the performance period of fiscal year 2015 entitle the executive to a maximum payout, the following maximum payouts are based on the grant date fair value based on JetBlue’s stock price and in accordance with FASB ASC Topic 718: Mr. Barger-$599,995, Mr. Powers-$299,997, Mr. Hayes-$449,996, Mr. Hnat-$149,999, and Mr. Maruster-$449,996. Please refer to Note 7 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the SEC, for further discussion related to the assumptions used in our valuation as well as the disclosure of the accounting expense recognized. For information on the valuation assumptions with respect to grants made prior to 2012, please refer to the notes to our financial statements in our applicable Annual Report on Form 10-K. See the “Grants of Plan-Based Awards” table below for further information on RSUs and PSUs granted in 2013.

(3)	Represents incentive bonus earned in 2013, 2012 and 2011, based upon each named executive officer’s achievement of certain specified annual performance targets. The amounts earned in 2013 were paid on February 20, 2014, the amounts earned in 2012 were paid on February 20, 2013 and the amounts earned in 2011 were paid on February 21, 2012. See “Compensation Discussion and Analysis—Summary of Fiscal Year 2013 Executive Compensation Decisions - Annual Incentive” above.

(4)	Represents Company 401(k) matching contributions under the JetBlue Airways Corporation Retirement Plan in which all of our employees are eligible to participate, as well as life insurance premiums, positive space flights, LIFT awards (with related tax liability) and awards of 20,000 TrueBlue points (a $250 value) for all crewmembers with at least ten years of service (with related tax liability). The LIFT award is a Company-wide recognition plan by which crewmembers recognize and reward other crewmembers. LIFT awards range from $0 to $100 and JetBlue pays the taxes for the awards for any crewmember so recognized. The 401(k) matching contribution for each of Mr. Barger, Mr. Powers, Mr, Hayes and Mr. Maruster was $12,750, and for Mr. Hnat, $7,500.

(5)	As previously announced by the Company, the Board of Directors appointed Robin Hayes as President, effective January 1, 2014.

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GRANTS OF PLAN-BASED AWARDS

The following table sets forth certain information, as of December 31, 2013, concerning individual grants of equity and non-equity plan-based awards made to the named executive officers during the fiscal year ended December 31, 2013.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards:	Grant Date
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Number of Shares of Stock or Units (#)(3)	Fair Value of Stock and Option Awards ($)(4)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(l)
David Barger	2/13/2013	-	-	-				271,739	1,624,999
	4/8/2013	-	-	-	29,806	59,612	89,418		399,997
		225,000	450,000	900,000
Mark Powers	2/13/2013	-	-	-				73,160	437,497
	4/8/2013	-	-	-	14,903	29,806	44,709		199,998
		123,600	247,200	494,400
Robin Hayes	2/13/2013	-	-	-				102,424	612,496
	4/8/2013	-	-	-	22,355	44,709	67,064		299,997
		135,000	270,000	540,000
James Hnat	2/13/2013	-	-	-				58,528	349,997
	4/8/2013	-	-	-	7,452	14,903	22,355		99,999
		103,000	206,000	412,000
Robert Maruster	2/13/2013	-	-	-				87,792	524,996
	4/8/2013	-	-	-	22,355	44,709	67,064		299,997
		135,000	270,000	540,000

(1)	The Threshold column reflects the minimum annual bonus award that would have been granted had we achieved minimum performance targets for 2013. The Target column reflects the award granted if we were to achieve all of our 2013 performance targets. See “Compensation Discussion and Analysis — Annual Incentive Bonuses” above. The Maximum column reflects awards that would have been payable for our 2013 performance had we exceeded all of our performance targets for the year. The payouts are based on performance goals established at the beginning of the year and are therefore completely at risk. The performance goals for determining the payout are described in “Compensation Discussion and Analysis — Annual Incentive Bonuses” above. Actual payouts are reported in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensating Table.”

(2)	Represents PSUs granted under our 2011 Incentive Compensation Plan. The Threshold column reflects the minimum equity award units based on achieving the minimum level of performance in each of the performance metrics described in the relevant PSU Award agreement at December 31, 2013. The Target column reflects the target equity award units if we were to achieve target level performance. The Maximum column reflects the maximum award units if we were to achieve the maximum level of each of the performance metrics as described further in footnote (4).

(3)	Represents RSUs granted under our 2011 Incentive Compensation Plan. Subject to the named executive officers’ continued employment, these equity awards vest in a series of three equal annual installments commencing on the first anniversary of the grant date, subject to immediate vesting upon termination following change in control events.

(4)	Represents total grant date fair value of RSUs and PSUs as determined in accordance with FASB ASC Topic 718. Please refer to Note 7 of our consolidated financial statements in our 2013 annual report for further discussion related to the assumptions used in our valuations of RSUs and PSUs.

Summary of Employment Agreement with Mr. Barger

On February 11, 2008, we entered into an employment agreement with David Barger, our Chief Executive Officer, which was amended in 2009, 2010 and 2013. As amended, the agreement has a term through February 11, 2015 and provides for an annual salary, effective as of February 1, 2009, of $600,000. The agreement provides that Mr. Barger is eligible to receive an annual incentive bonus at a target of 50% and a maximum of 100% of his base salary; a RSU award with a minimum target at a fair market value of $250,000, with a then minimum award of $0 and a maximum award of $500,000 (the maximum award is aimed at 2 times his salary, adjusted over time), depending on his performance against targets as set and reviewed by the Compensation Committee; as well asparticipation in the Company’s benefit plans available to its executive officers. (Mr. Barger received a supplemental grant of RSU with a grant date fair value of $250,000 when his employment agreement was amended.) The agreement may be terminated by Mr. Barger or by the Company, in each case as more fully described below under “Potential Payments upon Termination or Change In Control”). See “—Agreements Governing Termination.”

None of Mr. Powers, Mr. Hayes, Mr. Hnat or Mr. Maruster have employment agreements with the Company.

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OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information concerning all outstanding equity awards for each named executive officer at December 31, 2013.

		Option Awards				Stock Awards
								Equity	Equity incentive
								incentive plan	plan awards:
						Number		awards:	market or
						of Shares		number of	payout value
		Number of	Number of			or Units of	Market Value	unearned	of unearned
		Securities	Securities			Stock	of Shares or	shares, units	shares, units
		Underlying	Underlying	Options		That	Units of Stock	or other rights	or other rights
		Unexercised	Unexercised	Exercise	Option	Have Not	That Have Not	that have not	that have not
		Options	Options	Price	Expiration	Vested	Vested	vested	vested
Name	Grant Date	Exercisable	Unexercisable	($)	Date	(#)	($)	(#)	($)
(a)		(b)(1)	(c)	(e)	(f)	(g)	(h)(2)	(i)(3)	(j)(2)(4)
David	3/26/2004	27,000	-	15.800	3/26/2014	-	-	-	-
Barger	9/1/2004	135,000	-	15.820	9/1/2014	-	-	-	-
	5/18/2005	27,000	-	14.753	5/18/2015	-	-	-	-
	5/18/2006	18,000	-	10.615	5/18/2016	-	-	-	-
	2/16/2011	-	-	-	-	41,460	354,068	-	-
	2/14/2012	-	-	-	-	177,759	1,518,062	-	-
	4/8/2013	-	-	-	-	-	-	59,612	509,086
	2/13/2013	-	-	-	-	271,739	2,320,651	-	-
Mark	8/16/2006	9,000	-	10.365	8/16/2016	-	-	-	-
Powers	8/15/2007	9,000	-	9.025	8/15/2017	-	-	-	-
	11/14/2007	13,500	-	7.790	11/14/2017	-	-	-	-
	2/16/2011	-	-	-	-	13,820	118,023	-	-
	2/14/2012	-	-	-	-	39,818	340,046	-	-
	6/14/2012	-	-	-	-	24,462	208,905	-	-
	4/8/2013	-	-	-	-	-	-	29,806	254,543
	2/13/2013	-	-	-	-	73,160	624,786	-	-
Robin	2/16/2011	-	-	-	-	19,348	165,232	-	-
Hayes	2/14/2012	-	-	-	-	86,747	740,819	-	-
	4/8/2013	-	-	-	-	-	-	44,709	381,815
	2/13/2013	-	-	-	-	102,424	874,701	-	-
James	3/26/2004	9,000	-	15.800	3/26/2014	-	-	-	-
Hnat	5/18/2005	9,000	-	14.753	5/18/2015	-	-	-	-
	5/18/2006	13,500	-	10.615	5/18/2016	-	-	-	-
	5/16/2007	27,000	-	10.680	5/16/2017	-	-	-	-
	2/16/2011	-	-	-	-	19,348	165,232	-	-
	2/14/2012	-	-	-	-	39,818	340,046	-	-
	4/8/2013	-	-	-	-	-	-	14,903	127,272
	2/13/2013	-	-	-	-	58,528	499,829	-	-
Robert	8/17/2005	45,000	-	12.913	8/17/2015	-	-	-	-
Maruster	5/18/2006	13,500	-	10.615	5/18/2016	-	-	-	-
	5/16/2007	13,500	-	10.680	5/16/2017	-	-	-	-
	2/16/2011	-	-	-	-	19,348	165,232	-	-
	2/14/2012	-	-	-	-	66,837	570,788	-	-
	4/8/2013	-	-	-	-	-	-	44,709	381,815
	2/13/2013	-	-	-	-	87,792	749,744	-	-

(1)	Please refer to the table below for the applicable vesting schedules of outstanding option, RSU and PSU awards.

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Grant Date	Expiration Date	Vesting Schedule
3/26/2004	3/26/2014	One-third in three equal annual installments beginning on (1) August 17, 2004 for Mr. Barger and (2) March 26, 2005 for Mr. Hnat.
9/1/2004	9/1/2014	20% in five equal annual installments beginning on August 24, 2004
5/18/2005	5/18/2015	One-third in three equal annual installments, beginning on May 18, 2006
8/17/2005	8/17/2015	Initially, 20% in five equal annual installments beginning on July 30, 2006; however, Mr. Maruster’s outstanding options were accelerated on December 9, 2005 as part of a Company-wide option acceleration prior to the effective date of SFAS 123(R). Mr. Maruster was not a named executive officer at the time of the acceleration; such officers’ options were not accelerated
5/18/2006	5/18/2016	One-third in three equal annual installments beginning on May 18, 2007
8/16/2006	8/16/2016	One-third in three equal annual installments beginning on August 16, 2007
5/16/2007	5/16/2016	One-third in three equal annual installments beginning on May 16, 2008
8/15/2007	8/15/2017	One-third in three equal annual installments beginning on August 15, 2008
11/14/2007	11/14/2017	One-third in three equal annual installments beginning on November 14, 2008
2/16/2011	-	One-third in three equal annual installments beginning on February 16, 2012
2/14/2012	-	One-third in three equal annual installments beginning on February 14, 2013
6/14/2012	-	One-third in three equal annual installments beginning on June 14, 2013
2/13/2013	-	One-third in three equal annual installments beginning on February 13, 2014.
4/8/2013	-	Three-year cliff vesting beginning on April 8, 2013 and subject to meeting certain performance goals for fiscal years 2013, 2014 and 2015

(2)	The amount listed in this column represents the product of the closing market price of the Company’s stock as of December 31, 2013 ($8.54) multiplied by the number of shares of stock subject to the award.

(3)	The number of shares reported for PSU awards under our Equity Incentive Plan (and the payout value) is based on achieving a target performance measure. At fiscal year end 2013, our measurement of both metrics are only slightly below target and we conclude that they are still substantially in line and the overall 100% target will be met by fiscal year end 2015. The number of shares shown in the table is based on actual, relative ex-fuel CASM and ROIC performance assuming truncated performance measurement period of January 1, 2013 through December 31, 2013 and represents the target award level. The actual number of shares earned (if any) will be based on achievement of performance metrics (ROIC and relative ex-fuel CASM) at the end of the applicable performance period. PSUs vest on December 31, 2015 and are payable in common stock, in a range of 0% to 150%.

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OPTION EXERCISES AND STOCK VESTED

The following table provides information concerning vesting of option awards and RSU awards during 2013 for each named executive officer:

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
David Barger	150,126	893,706
Mark Powers	59,821	361,312
Robin Hayes	88,465	527,806
Jim Hnat	57,079	341,598
Robert Maruster	70,589	421,307

Potential Payments upon Termination or Change In Control

Each of our named executive officers may receive various payments if his employment is terminated, depending on the grounds for the termination. Employment may be terminated in various ways, including the following:

•	Voluntary termination of employment by the named executive officer (with or without “good reason”);

•	Termination of employment by the Company (with or without “cause”);

•	Termination in the event of the disability or death of the named executive officer; and

•	Termination following a change in control of the Company.

In the table below, we provide estimates of the payments that our named executive officers would have received had their employment been terminated as of December 31, 2013.

Potential payments made to Mr. Barger upon the termination of his employment or upon a change in control are governed by the terms of his employment agreement with the Company and the benefit plans in which he participates. Since none of Mr. Powers, Mr. Hayes, Mr. Hnat or Mr. Maruster have employment agreements with the Company, potential payments to Messrs. Powers, Hayes, Hnat and Maruster upon the termination of their employment or upon a change in control are governed solely by the terms of the benefit plans in which they participate.

Agreements Governing Termination

Payments to Mr. Barger upon Termination

We have an employment agreement, as amended, with Mr. Barger, our Chief Executive Officer. See narrative disclosure to “Summary Compensation Table” and “Grants of Plan-Based Awards Table,” at page __. Under Mr. Barger’s employment agreement, if the Company were to terminate Mr. Barger’s employment for Cause (as defined in the employment agreement), or if Mr. Barger were to resign from the Company, Mr. Barger would only be entitled to payment of unpaid base salary through and including the date of termination or resignation and any other amounts or benefits required to be paid or provided by law or under any plan, program, policy or practice of the Company. If, prior to the expiration of the employment term on February 11, 2015, Mr. Barger’s employment were terminated by the Company without Cause, the Company would (a) continue to pay Mr. Barger his base salary (at the rate in effect on the date Mr. Barger’s employment is terminated) until the end of the one year following his termination, (b) to the extent the Company’s performance goals were achieved, pay Mr. Barger a pro rata portion of his bonus for the year in which the termination of employment occurs on the date such bonus would have been payable to Mr. Barger had he remained employed by the Company, and (c) pay Mr. Barger any other accrued compensation and benefits. If, after termination of his employment without Cause, Mr. Barger were to breach any of the confidentiality, non-competition, non-solicitation or return of proprietary materials provisions contained in the agreement, he would forfeit, as of the date of such breach, all of the payments and benefits described in this paragraph. If Mr. Barger’s employment were terminated by reason of his death or Disability (as defined below), the Company would pay to Mr. Barger (or his estate, as applicable), his base salary through and including the date of termination and any other accrued compensation and benefits. For purposes of this agreement, “Cause,” means a conviction of or a plea of nolo contendere to any felony or a crime involving moral turpitude or dishonesty; fraud or breach of Company policies that materially adversely affects JetBlue; intentional damage to JetBlue property or business; gross insubordination or incompetence; habitual neglect of his duties with JetBlue; or conduct that demonstrates gross unfitness to serve, including alcoholism or substance abuse. “Disability” means that Mr. Barger is (a) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.

Pursuant to Mr. Barger’s employment agreement, he has agreed to maintain the confidentiality of the Company’s non-public information and to not compete with the Company, directly or indirectly, without consent of the Board, for up to one year after his termination from the Company. In addition, for twelve months after the later of the date on which Mr. Barger ceases to be an employee of the Company, he has agreed not to interfere with our employee or customer relationships, solicit our employees or customers on behalf of persons competitive with the Company and must have returned all our proprietary materials.

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Payments to Other Named Executive Officers

As of December 31, 2013, we had no contractual obligations to make severance payments to any of our named executive officers other than Mr. Barger.

Arrangements Governing a Change in Control

Executive Change in Control Plan

On June 28, 2007, upon recommendation of the Compensation Committee, the Board approved and adopted the JetBlue Airways Corporation Executive Change in Control Severance Plan (the “Executive Plan”). A “change in control,” as defined in the Executive Plan, means: (i) a reorganization, merger, consolidation or other corporate transaction involving JetBlue, such that the stockholders of the Company immediately prior to such transaction do not, immediately after such transaction, own more than 50% of the combined voting power of the Company in substantially the same proportions as their ownership, immediately prior to such business combination, of the voting securities of the Company; or (ii) the sale, transfer or other disposition of all or substantially all of the Company’s assets, or the consummation of a plan of complete liquidation or dissolution of the Company. The Executive Plan provides severance and welfare benefits to eligible employees who are involuntarily terminated from employment without cause or when they resign during the two-year period following a change in control for “Good Reason” (a “Qualifying Termination Event”). “Good Reason” means the termination of employment by an eligible employee because of any of the following events: (1) a 10% reduction by the Company (other than in connection with a Company-wide, across-the- board reduction), in (x) his or her annual base pay or bonus opportunity as in effect immediately prior to the change in control date or (y) his or her bonus opportunity or 12 times his or her average monthly salary, or as same may be increased from time to time thereafter; (2) a material reduction in the duties or responsibilities of the eligible employee from those in effect prior to the change in control; or (3) the Company requiring the eligible employee to relocate from the office of the Company where an eligible employee is principally employed immediately prior to the change in control date to a location that is more than 50 miles from such office of the Company (except for required travel on the Company’s business to an extent substantially consistent with such eligible employee’s customary business travel obligations in the ordinary course of business prior to the change in control date). For purposes of the Executive Plan, “cause” means a conviction of or a plea of nolo contendere to any felony or a crime involving moral turpitude or dishonesty; fraud or breach of Company policies which materially adversely affects the Company; intentional damage to the Company’s property or business; habitual conduct that constitutes gross insubordination; or habitual neglect of his duties with the Company.

A named executive officer who incurs a Qualifying Termination Event will be entitled to receive two years of salary and two times his or her target bonus for the year in which termination occurs. In addition, each employee covered by the Executive Plan will be entitled to: (i) payment of his or her accrued but unused paid time off as of the date of termination; (ii) a pro rata portion of his or her annual bonus for the year in which termination occurs; and (iii) payment for certain unreimbursed relocation expenses incurred by him or her (if any). Each employee covered by the Executive Plan who incurs a Qualifying Termination Event will also be entitled to receive reimbursement for all costs incurred in procuring health and dental care coverage for such employee and his or her eligible dependents under COBRA. Such reimbursements will be made for 18 months for our named executive officers. During the reimbursement period, if an eligible employee becomes covered under group health and dental care plans providing substantially comparable benefits to those provided to similarly situated active employees of the Company, then the Company’s COBRA reimbursement payments will be eliminated. In addition, named executive officers are eligible for flight benefits for two years following a Qualifying Termination Event.

With respect to named executive officers, the Executive Plan also contains an excise tax gross-up provision whereby if such employees incur any excise tax by reason of his or her receipt of any payment that constitutes an excess parachute payment, as defined in Section 280G of the Code, the employee will be entitled to a gross-up payment in an amount that would place him or her in the same after-tax position he or she would have been in had no excise tax applied.

The Executive Plan may be amended or terminated by the Company at any time prior to a change in control. In addition, under the terms of the Executive Plan, the Board is required to reconsider the terms of the plan within the 90-day period immediately prior to the third anniversary of its adoption in light of market practices at that time. Such reconsideration took place in September 2010 and the Board made no changes to the Executive Plan in light of the then ongoing industry changes.

Potential payments upon a change in control under the Executive Plan are estimated in the table below captioned “Potential Payments Upon Termination.”

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Payments in Connection with our Amended and Restated 2002 Stock Incentive Plan

In addition to the above, our Amended and Restated 2002 Stock Incentive Plan provides for immediate vesting of various equity grants in the event of a change in control. The phrase “change in control,” as used in the plan, means any of the following: a change in ownership or control of the Company effected through a merger, consolidation or other reorganization approved by our stockholders (unless securities representing more than 50% of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned our outstanding voting securities immediately prior to such transaction); the sale, transfer or other disposition of all or substantially all of our assets in a liquidation or dissolution; or the acquisition, directly or indirectly by any person or group of persons unaffiliated with us, of beneficial ownership of securities possessing more than 50% of the total combined voting power of our outstanding securities pursuant to a tender or exchange offer made to our stockholders.

Potential payments upon a change in control under the Amended and Restated 2002 Stock Incentive Plan are provided in the table below captioned “Potential Payments Upon Termination.”

Payments in Connection with our 2011 Incentive Compensation Plan

Under the 2011 Incentive Compensation Plan, a change in control of the Company will have no effect on outstanding awards under the plan that the Board of Directors or the Compensation Committee determines will be honored or assumed or replaced with new rights by a new employer (referred to as an alternative award), so long as the alternative award (i) is based on securities that are, or within 60 days after the change in control will be, traded on an established United States securities market; (ii) provides the holder with rights and entitlements (such as vesting and timing or methods of payment) that are at least substantially equivalent to the rights, terms and conditions of the outstanding award; (iii) has an economic value that is substantially equivalent to that of the outstanding award; (iv) provides that if the holder’s employment with the new employer terminates under any circumstances, other than due to termination for cause or resignation without good reason, within 18 months following the change in control (or prior to a change in control, but following the date on which we agree in principle to enter into that change in control transaction), (1) any conditions on the holder’s rights under, or any restrictions on transfer or exercisability applicable to, the alternative award will be waived or will lapse in full, and the alternative award will become fully vested and exercisable, and (2) the alternative award may be exercised until the later of (a) the last date on which the outstanding award would otherwise have been exercisable, and (b) the earlier of (I) the third anniversary of the change in control and expiration of the term of the outstanding award; and (v) will not subject the holder to additional taxes or interest under section 409A of the Code.

If the Board of Directors or the Compensation Committee does not make this determination with respect to any outstanding awards, then the awards will fully vest and become non-forfeitable and exercisable immediately prior to the change in control; (ii) the Board of Directors or the Compensation Committee will provide that in connection with the change in control (1) each outstanding option and SAR will be cancelled in exchange for an amount equal to the fair market value of our common stock on the change in control date, reduced by the option exercise price or grant price of the option or SAR, (2) each outstanding share of restricted stock, RSU and any other award denominated in shares will be cancelled in exchange for an amount equal to the number of shares covered by the award multiplied by the price per share offered for our common stock in the change in control transaction, or, in some cases, the highest fair market value of the common stock during the 30 trading days preceding the change in control date, and (3) any outstanding award not denominated in shares, including any award the payment of which was deferred, will be cancelled in exchange for the full amount of the award; (iii) the target performance goals applicable to any outstanding awards will be deemed to be fully attained, unless actual performance exceeds the target, in which case actual performance will be used, for the entire performance period then outstanding; and (iv) the Board of Directors or the Compensation Committee may otherwise adjust or settle outstanding awards as it deems appropriate, consistent with the plan’s purposes.

The phrase “change in control,” as used in the plan, means, very generally, any of the following: (a) the acquisition by certain persons of voting securities representing 30% or more of our common stock or of the combined voting power of all of our voting securities, (b) certain changes in the majority of the members of our Board of Directors, (c) certain corporate transactions, such as a merger, reorganization, consolidation or sale of substantially all of our assets, that result in certain changes to the composition of our stockholders, or (d) a complete liquidation or dissolution of JetBlue.

Potential payments upon a change in control under the 2011 Incentive Compensation Plan are provided in the table below captioned “Potential Payments Upon Termination.”

Potential Payments Upon Termination

The table below sets forth potential benefits that each named executive officer would be entitled to receive upon termination of employment under the various circumstances outlined above. The amounts shown in the table are the amounts that would have been payable under existing plans and arrangements if the named executive officer’s employment had terminated at December 31, 2013. Values for stock option and RSU grants are based on our common stock closing price of $8.54 on the NASDAQ Global Select Market on December 31, 2013. The table below does not include amounts to which the named executive officers would be entitled that are already described in the other compensation tables appearing earlier in this proxy statement, including the value of equity awards that have already vested. The actual amounts that would be payable in these circumstances can only be determined at the time of the executive’s termination or a change in control and accordingly, may differ from the estimated amounts set forth in the table below.

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			Potential Post-Employment Compensation
	Multiple of Base Salary and Target Bonus ($)(1)	Pro-Rata Annual Bonus(2)	Accelerated Vesting of Stock Options ($)(3)	Accelerated Vesting of RSUs	Accelerated Vesting of PSUs	All Other Compensation ($)(6)	Estimated Tax Gross- Up ($)(7)	Total ($)
David Barger
Termination by the Company without “cause”	600,000	450,000						1,050,000
Termination for any reason other than without cause(8)								-
Termination for reasons of Death or Disability(9)		450,000			122,540			572,540
Termination for reasons of Retirement(10)		450,000			122,540	152,000		724,540
Qualifying Termination after Change of Control (double trigger)(11)(5)	2,100,000	450,000		4,192,781	509,086	235,211	1,454,479	8,941,558
Change of Control without termination (single trigger)(4)				354,068	509,086			863,155
Mark Powers
Termination for reasons of Death or Disability(9)					61,266			61,266
Termination for reasons of Retirement(10)								-
Qualifying Termination after Change of Control (double trigger)(11)(5)	1,318,400	247,200		1,291,760	254,543	252,856		3,364,760
Change of Control without termination (single trigger)(4)				118,023	254,543			372,566
Robin Hayes
Termination for reasons of Death or Disability(9)					91,907			91,907
Termination for reasons of Retirement(10)								-
Qualifying Termination after Change of Control (double trigger)(11)(5)	1,440,000	270,000		1,780,752	381,815	252,754		4,125,322
Change of Control without termination (single trigger)(4)				165,232	381,815			547,047
James Hnat
Termination for reasons of Death or Disability(9)					30,633			30,633
Termination for reasons of Retirement(10)								-
Qualifying Termination after Change of Control (double trigger)(11)(5)	1,236,000	206,000		1,005,107	127,272	235,211		2,809,590
Change of Control without termination (single trigger)(4)				165,232	127,272			292,504
Robert Maruster
Termination for reasons of Death or Disability(9)					91,907			91,907
Termination for reasons of Retirement(10)								-
Qualifying Termination after Change of Control (double trigger)(11)(5)	1,440,000	270,000		1,485,764	381,815	252,856		3,830,434
Change of Control without termination (single trigger)(4)				165,232	381,815			547,047

(1)	As of December 31, 2013, we had no contractual obligations to make any severance payments to our named executive officers, other than Mr. Barger under the terms of his employment agreement.

(2)	Represents target annual bonus for the year in which termination occurs, which is payable under the Executive Plan and is not pro-rated because termination is assumed for purposes of this table to occur on December 31, 2013.

(3)	All Outstanding stock options held by named executive officers as of December 31, 2013 were fully vested and had an exercise price greater than the closing stock price on the last fiscal day of 2013 except Mr. Powers has 13,500 fully vested options and would have 90 days to exercise post termination. The value on Mr. Powers options at December 31, 2013 is $10,125 which is the difference between the strike price and the stock closing price at fiscal year end December 31, 2013.

(4)	Assumes accelerated vesting on 41,460 RSUs and 59,612 PSUs for Mr. Barger, 13,820 RSUs and 29,806 PSUs for Mr. Powers, 19,348 RSUs and 44,709 PSUs for Mr. Hayes, and Mr. Maruster and 19,348 RSUs and 14,903 PSUs for Mr. Hnat at the closing stock price on the last fiscal day of 2013 under the 2002 Stock Incentive Plan and the 2011 Incentive Compensation Plan, respectively.

(5)	Assumes accelerated vesting on 490,958 RSUs and 59,612 PSUs for Mr. Barger, 151,260 RSUs and 29,806 PSUs for Mr. Powers, 208,519 RSUs and 44,709 PSUs for Mr. Hayes, 117,694 RSUs and 14,903 PSUs for Mr. Hnat, and 173,977 RSUs and 44,709 PSUs for Mr. Maruster at the closing stock price on the last fiscal day of 2013 under the 2011 Incentive Compensation Plan.

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(6)	Includes $75,000 in outplacement services, and $152,000 in an assumed value of lifetime flight benefits for each of the named executive officers listed above. Also includes medical coverage in the amount of $8,211 for Mr. Barger and Mr. Hnat, $25,754 for Mr. Hayes, $25,856 for Mr. Maruster and Mr. Powers. Under the Executive Plan, a named executive officer who his or her target for the year in which termination occurs, in addition, each employee covered by the Executive Plan will be entitled to a pro rata portion of his or her annual bonus for the year in which termination occurs. Each employee covered by the Executive Plan who incurs a Qualifying Termination Event will also be entitled to receive reimbursement for all costs incurred under COBRA. Such reimbursements will be made for 18 months for our named executive officers. During the reimbursement period, if an eligible employee becomes covered under group health and dental care plans providing substantially comparable benefits to those provided to similarly situated active employees of the Company, then the aforementioned COBRA reimbursement payments will be eliminated.

(7)	Under Sections 280G and 4999 of the Code, a 20% excise tax is imposed upon individuals who receive payments upon a change in control to the extent the payments received by them exceed an amount approximating three times their average annual compensation, as discussed above under “Compensation Discussion and Analysis - Tax and Accounting Impact.” As discussed above under “Potential Payments upon Termination or Change In Control - Arrangements Governing a change in Control - Executive change of Control Plan” under our Executive Plan, we provide for tax “gross-up” payments to cover the cost of this excise tax.

(8)	Under Mr. Barger’s 2009 Employment Agreement, had Mr. Barger’s employment been terminated for any other reason than without Cause by the Company, Mr. Barger would not have been entitled to any additional compensation other than the amount of salary he had earned prior to the date of termination. The definition of “Cause,” as used in the Barger Employment Agreement, means a conviction of or plea of nolo contendere to any felony or a crime involving moral turpitude or dishonesty; fraud or breach of Company policies that materially adversely affects JetBlue; intentional damage to JetBlue property or business; gross insubordination or incompetence; habitual neglect of his duties with JetBlue; or conduct that demonstrates gross unfitness to serve, including alcoholism or substance abuse.

(9)	Assumes accelerated vesting in the event of a termination due to death or disability with a termination date of 12/31/13, Mr. Barger would already have been paid his full annual salary, however would be entitled to any other accrued compensation in which case would be his annual bonus related to performance year 2013 and all of the named executive officers listed above are entitled per the termination provisions in the PSU Award agreement due to death or disability to a pro-rata accelerated vesting of Target level PSUs in accordance with the Company’s performance metrics in the agreement up until the termination date. Mr. Barger would receive an accelerated pro-rata vesting of 14,349 PSUs, 7,174 for Mr. Powers, 10,762 for Mr. Hayes, 3,587 for Mr. Hnat and 10,762 for Mr. Maruster at the closing stock price on the last fiscal day of 2013 under the 2011 Incentive Compensation Plan.

(10)	Assumes accelerated vesting in the event of a termination due retirement with a termination date of 12/31/13, Mr. Barger is the only named executive officer eligible for retirement and would already have been paid his full annual salary, however would be entitled to any other accrued compensation in which case would be his annual bonus related to performance year 2013 and entitled per the termination provisions in the PSU Award agreement due to retirement to a pro-rata accelerated vesting of Target level PSUs in accordance with the Company’s performance metrics in the agreement up until the termination date. Mr. Barger would receive an accelerated pro-rata vesting of 14,349 PSUs, at the closing stock price on the last fiscal day of 2013 under the 2011 Incentive Compensation Plan. Mr. Barger is also entitled to lifetime flight benefits post retirement, for purposes of this table we assume 25 flights per year for the next 20 years at our 2013 average fare value.

(11)	Potential payments to each of Mr. Hayes, Hnat, Maruster and Powers upon the termination of their employment or upon a change in control are governed by the terms of the benefit plans in which they participate, including the Executive Change in Control Plan, the 2002 Stock Incentive Plan and 2011 Incentive Compensation Plan. None of Mr. Hayes, Mr. Hnat, Mr. Maruster, and Mr. Powers have employment agreements with the Company.

In 2013, JetBlue adopted a policy that affirmatively states that JetBlue Airways Corporation, going forward, will not make or promise to make to our senior executives any tax gross up payments except for those provided pursuant to a plan, policy or arrangement applicable to management employees generally, other than any tax gross up payments pursuant to existing contractual obligations or the terms of any compensation or benefit plan currently in effect. For this purpose, a “gross up” would be defined as any payment to or on behalf of a senior executive the amount of which is calculated by reference to his or her estimated tax liability.

Compensation and Risk

Our Compensation Committee regularly conducts risk assessments to determine the extent, if any, to which our compensation practices and programs may create incentives for excessive risk taking. Based on these reviews, we believe that for the substantial majority of our employees the incentive for risk taking is low, because their compensation consists largely of fixed cash salary and a cash bonus that has a capped payout. Furthermore, the majority of these employees do not have the authority to take action on our behalf that could expose us to significant business risks.

In 2013, as part of its assessment, the Compensation Committee reviewed the cash and equity incentive programs for senior executives and concluded that certain aspects of the programs actually reduce the likelihood of excessive risk taking. These aspects include the use of long-term equity awards to create incentives for senior executives to work for long-term growth of the Company, clawback policies, limiting the incentive to take excessive risk for short-term gains by imposing caps on annual bonuses, requiring compliance with our Code of Business Conduct and vesting the Compensation Committee with authority to exercise discretion to reduce payouts under our annual incentive bonus program.

For these reasons, we do not believe that our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on us.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the rules promulgated thereunder require our executive officers, directors and persons who beneficially own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC and to furnish to us copies of all such filings. Based solely upon our review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company is not aware of any instances of noncompliance with the Section 16(a) filing requirements by any director, executive officer or beneficial owner of more than ten percent of any class of the Company’s equity securities during the year ended December 31, 2013.

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PROPOSAL 4	STOCKHOLDER PROPOSAL REGARDING POLITICAL CONTRIBUTIONS REPORTING

Domini Social Investments, the manager of a socially responsible family of mutual funds, including the Domini Social Equity Fund, has continuously held 1,688 shares of the Company’s common stock for more than one year. It has informed the Company that it intends to present the following resolution for action at the annual meeting. The proponent also furnished a supporting statement immediately following the resolution, each of which are reproduced in their entirety below:

Resolved, that the shareholders of JetBlue Airways (“JetBlue” or “the Company”) hereby request that the Company provide a report, updated semiannually, disclosing the Company’s:

1.	Policies and procedures for making, with corporate funds or assets, contributions and expenditures (direct or indirect) to (a) participate or intervene in any political campaign on behalf of (or in opposition to) any candidate for public office, or (b) influence the general public, or any segment thereof, with respect to an election or referendum.

2.	Monetary and non-monetary contributions and expenditures (direct and indirect) used in the manner described in section 1 above, including:

a.	The identity of the recipient as well as the amount paid to each; and

b.	The title(s) of the person(s) in the Company responsible decision-making.

The report shall be presented to the board of directors or relevant board committee and posted on the Company’s website.

Supporting Statement

As long-term shareholders of JetBlue, we support transparency and accountability in corporate spending on political activities. These include any activities considered intervention in any political campaign under the Internal Revenue Code, such as direct and indirect political contributions to candidates, parties, or organizations; independent expenditures; or electioneering communications on behalf of federal, state or local candidates.

Disclosure is in the best interest of the company and its shareholders and critical for compliance with federal ethics laws. Moreover, the Supreme Court’s Citizens United decision recognized the importance of political spending disclosure for shareholders when it said, “[D]isclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way. This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages.” Gaps in transparency and accountability may expose the company to reputational and business risks that could threaten long-term shareholder value.

JetBlue does not disclose a detailed policy on its corporate political spending or a comprehensive report on its direct or indirect expenditures.

Relying on publicly available data does not provide a complete picture of the Company’s political spending. For example, the Company’s payments to trade associations used for political activities are undisclosed and unknown. In some cases, even management does not know how trade associations use their company’s money politically. The proposal asks the Company to disclose all of its political spending, including payments to trade associations and other tax-exempt organizations used for political purposes. This would bring our Company in line with a growing number of leading companies, including Southwest Airlines, CSX Corporation, and UPS that support political disclosure and accountability and present this information on their websites.

The Company’s Board and its shareholders need comprehensive disclosure to be able to fully evaluate the political use of corporate assets. We urge your support for this critical governance reform.

Board of Directors Statement

For the reasons discussed below, the Board recommends a vote AGAINST this proposal.

While JetBlue supports transparency and accountability in political spending, the Board believes that the disclosures recommended by the proponent are unnecessary in view of our limited political activities and policy against corporate political contributions, the potentially misleading implications of such disclosures, and the current public availability of much of the information requested by the proponent. Accordingly, we recommend that you vote against this proposal.

The Board believes it is in the best interests of our stockholders for JetBlue to participate in the political process. We are subject to extensive regulation at the federal and state levels and are involved in a number of legislative initiatives in a broad spectrum of policy areas that can have an immediate and dramatic effect on our operations. Therefore, as more fully described in our policy regarding political contributions (which is available in the Corporate Governance section of the Investor Relations

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page of our website at http://investors.jetblue.com), we ethically and constructively promote legislative and regulatory actions that further the business objectives of JetBlue and the economic future of our stockholders and employees. Political contributions of all types are subject to extensive governmental regulation and public disclosure requirements, and JetBlue is fully committed to complying with all applicable campaign finance laws. JetBlue has limits on the size and scope of political contributions:

•	We do not make corporate contributions at the federal level.

•	Further, while some states allow corporate contributions to candidates or political parties, JetBlue generally does not make such contributions.

•	JetBlue also does not make corporate contributions to groups organized under section 527 of the Internal Revenue Code, except to the organizational committees of the Democratic and Republican national party conventions and the annual Democratic and Republican Governor’s conferences.

Our limited corporate political contributions are approved by the Senior Vice President Government Affairs, in consultation with appropriate members of JetBlue senior management. The Executive Vice President and General Counsel provides periodic updates to the Board of Directors on JetBlue’s political activities. JetBlue files quarterly reports with the United States House of Representatives and Senate that disclose a list of our lobbying activities, and these reports are publicly available at http://lobbyingdisclosure.house.gov/. Therefore, the Board believes that ample public information exists regarding JetBlue’s political contributions to alleviate the concerns cited in the stockholder proponent’s proposal.

JetBlue also enables its crewmembers to participate in the political process by joining JetBlue’s non-partisan political action committee (“JetBlue PAC”). JetBlue PAC allows our crewmembers to pool their financial resources to support federal, state and local candidates, political party committees and political action committees. The political contributions made by JetBlue PAC are funded entirely by the voluntary contributions of our crewmembers. No corporate funds are used. Appropriate members of JetBlue senior management decide which candidates, campaigns and committees JetBlue PAC will support based on a nonpartisan effort to advance and protect the interests of JetBlue and our stockholders and crewmembers. Moreover, JetBlue PAC’s activities are subject to comprehensive regulation by the federal government, including detailed disclosure requirements, which include monthly reports with the Federal Election Commission. These reports are publicly available at http://fec.gov/ and include an itemization of JetBlue PAC’s receipts and disbursements, including any political contributions. The Executive Vice President and General Counsel provides periodic updates to the Board of Directors on JetBlue PAC activities.

JetBlue belongs to a number of trade associations, primarily to give the Company access to the business, technical and industry standard-setting expertise of these associations. We closely monitor the appropriateness and effectiveness of the political activities undertaken by the trade associations in which we are a member. Our participation in the political process is designed to promote and protect the economic future of JetBlue, our stockholders and crewmembers. Participation as a member of these associations comes with the understanding that we may not always agree with all of the positions of the organizations or other members, but that we believe that the associations take many positions and address many issues in a meaningful and influential manner and in a way that will work to continue to provide strong financial returns. Requiring JetBlue to disclose payments made to these associations, presumably as an indication of political spending, is potentially misleading because it is not necessarily indicative of our position on any particular issue. Moreover, under the Internal Revenue Code, the extent to which trade associations engage in political activities is already required to be disclosed by the associations, although disclosure of memberships or of dues paid by members is not required to be disclosed.

Finally, the Board believes that the expanded disclosure requested in this proposal could place JetBlue at a competitive disadvantage by revealing its strategies and priorities. Because parties with interests adverse to JetBlue also participate in the political process to their business advantage, any unilateral expanded disclosure, above what is required by law and equally applicable to all similar parties engaged in public debate, could benefit those parties while harming the interests of JetBlue and our stockholders. The Board believes that any reporting requirements that go beyond those required under existing law should be applicable to all participants in the process, rather than JetBlue alone (as the proponent requests).

In short, we believe that this proposal is duplicative and unnecessary, as a comprehensive system of reporting and accountability for political contributions already exists. If adopted, the proposal would apply only to JetBlue and to no other company and therefore would cause JetBlue to incur undue cost and administrative burden and potentially place the Company at a competitive disadvantage, without commensurate benefit to our stockholders. Accordingly, we recommend that you vote against this proposal.

The Board recommends a vote AGAINST this proposal.

The affirmative vote of a majority of the votes represented at the meeting, either in person or by proxy, and entitled to vote on this proposal, is required to approve the proposal on political contribution disclosure.

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PROPOSAL 5	STOCKHOLDER PROPOSAL REGARDING EXECUTIVE STOCK RETENTION

The International Brotherhood of Teamsters on behalf of the Teamsters General Fund, 25 Louisiana Avenue, NW, Washington DC 20001, which represents that the Teamsters General Fund has continuously held 525 shares of the Company’s common stock since September 4, 2009, has informed the Company that it intends to present the following resolution for action at the annual meeting. The proponent also furnished a supporting statement immediately following the resolution, each of which are reproduced in their entirety below:

Resolved: Shareholders of JetBlue Airways Corporation (the “Company”) urge the Compensation Committee of the Board of Directors (the “Committee”) to adopt a policy requiring that senior executives retain a significant percentage of shares acquired through equity compensation programs until reaching normal retirement age or terminating employment with the Company. For the purpose of this policy, normal retirement age shall be defined by the Company’s qualified retirement plan that has the largest number of plan participants. The shareholders recommend that the Committee adopt a share retention percentage requirement of at least 75 percent of net after-tax shares. The policy should prohibit hedging transactions for shares subject to this policy which are not sales but reduce the risk of loss to the executive. This policy shall supplement any other share ownership requirements that have been established for senior executives, and should be implemented so as not to violate the Company’s existing contractual obligations or the terms of any compensation or benefit plan currently in effect.

Supporting Statement: Equity-based compensation is an important component of senior executive compensation at our Company. While we encourage the use of equity-based compensation for senior executives, we are concerned that our Company’s senior executives are generally free to sell shares received from our Company’s equity compensation plans. In our opinion, the Company’s current share ownership guidelines for its senior executives do not go far enough to ensure that the Company’s executive compensation plans continue to build stock ownership by senior executives over the long-term.

For example, our Company’s share ownership guidelines require the Chief Executive Officer (the “CEO”) to hold an amount of shares equivalent to three times his base salary, which is approximately 245,000 shares based on the current trading price. In comparison, the CEO currently owns 1.6 million shares. It is important to note, in 2012, our Company granted the CEO 266,638 restricted stock awards. In other words, one year’s equity awards surpass the Company’s share ownership guidelines for the CEO.

Our proposal seeks to better link executive compensation with long-term performance by requiring a meaningful share retention ratio for shares received by senior executives from the Company’s equity compensation plans. Requiring senior executives to hold a significant percentage of shares obtained through equity compensation plans until they reach retirement age will better align the interests of executives with the interests of shareholders and the Company. A 2009 report by the Conference Board Task Force on Executive Compensation observed that such hold-through-retirement requirements give executives “an ever growing incentive to focus on long-term stock price performance as the equity subject to the policy increases” (available at http://www.conference-board.org/pdf_free/ExecCompensation2009.pdf).

We believe that requiring senior executives to only hold shares equal to a set target loses effectiveness over time. After satisfying these target holding requirements, senior executives are free to sell all the additional shares they receive in equity compensation.

We urge shareholders to vote FOR this proposal.

Board of Directors Statement

For the reasons discussed below, the Board recommends a vote AGAINST this proposal.

The Board of Directors strongly supports the principle that JetBlue’s executive compensation program should closely align management and stockholder interests. As further discussed below, the current policies and programs effectively achieve this alignment through appropriate stock ownership guidelines and an executive compensation program that emphasizes long-term equity performance. Therefore, our Board has considered this proposal and believes that its adoption is unnecessary and not in the best interests of JetBlue and its stockholders.

As discussed in the “Compensation Discussion and Analysis” section of this proxy statement, our senior management is already subject to significant stock ownership requirements. Our stock ownership guidelines, adopted in 2012, are designed to closely align the interests of our senior management with those of our stockholders, and were developed based upon a review of various considerations. The guidelines require all executive officers to attain specific levels of equity ownership within five years of appointment to a specific position. Therefore, JetBlue’s current executive officers must achieve full compliance by 2017. Pursuant to our policy, JetBlue’s CEO is required to own equity (comprised of shares of common stock and unvested restricted stock units) equal to three times his base salary and our other executive officers are required to own equity equal to one time their respective base salaries. The Compensation Committee of the Board has reviewed these multiples against JetBlue’s executive compensation peer group, and believes the required ownership levels are generally consistent with the equity retention levels required by those companies. All of JetBlue’s executive officers currently exceed these guidelines by significant amounts.

To align our executive officers’ interests with those of our stockholders and to encourage our executive officers to take a long-term view in their decision-making, JetBlue’s executive compensation program is designed so that the majority of each executive officer’s compensation consists of long-term incentive awards paid in the form of restricted stock units and, beginning in 2013, performance share unit grants. JetBlue CEO’s total compensation is weighted over time approximately 61% towards equity-based pay components, the majority of which are contingent upon JetBlue

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meeting pre-established performance criteria. The compensation of other named executive officers is also heavily weighted over time towards equity-based pay component at, on average, 51% of their total compensation. The Company’s practice of structuring a significant portion of executive compensation in the form of long-term equity not only provides a retention tool, but also ties executives’ potential compensation to metrics that are designed to result in enhanced value for our stockholders. Further, our long-term equity incentive compensation program is structured not only to attract and motivate our senior management team, but also to promote retention via multi-year vesting schedule requirements. For example, our 2011 Incentive Compensation Plan requires minimum vesting periods for equity of at least three years.

JetBlue’s equity incentive compensation program is designed to tie the ultimate value of equity payouts to the achievement of key measures of our corporate success (such as ex-fuel cost per available seat mile, return on invested capital, operating margin relative to airline peers and customer service performance). For example, in 2013, the Company adopted a performance based long-term incentive program, pursuant to which, if we achieve our performance goals, the first three year tranche of performance stock units would be paid out in common stock in early 2016. However, as this is a new multi-year compensation vehicle for us, interim period valuations are not included in the stock ownership levels calculations prior to actual payout determinations at the end of the three year performance period. Finally, because the Board recognizes the importance of close alignment of interests between our senior management and stockholders, we also have adopted a “clawback” policy designed to allow the Company to recoup incentive compensation if there is a financial restatement due to misconduct, including fraud.

Therefore, the Board believes that JetBlue’s executive officers are appropriately incentivized to create long-term value for JetBlue’s stockholders as the current policies, including the stock ownership requirements and the executive compensation program which provides for the majority of each senior executive’s compensation to be delivered in the form of equity awards with multi-year vesting schedules and links a significant portion of executive compensation to corporate and financial performance, reflect an appropriate balance between ensuring that our executive officers have a significant equity stake in the future of JetBlue, while also allowing them to prudently manage their personal financial affairs while remaining employed by us. Implementing the requirement that executive officers retain 75 percent of net, after-tax equity compensation until retirement is unduly onerous, not a competitive practice, and could become a significant hindrance to attracting and retaining leadership talent. JetBlue’s stockholders are better served by policies that are effective in retaining and attracting executive officers who can facilitate the creation of long-term stockholder value.

For these reasons, adoption of this policy is unnecessary and would not be beneficial to our stockholders.

The Board recommends a vote AGAINST this proposal.

The affirmative vote of a majority of the votes represented at the meeting, either in person or by proxy, and entitled to vote on this proposal, is required to approve the stockholder proposal seeking executive stockholding retention requirements.

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OTHER MATTERS

As of the date of this proxy statement, we do not know of any other matters that may be presented for consideration at the annual meeting other than the items set forth in the notice of annual meeting above. If any other matter is properly brought before the annual meeting for action by stockholders, proxies in the enclosed form returned to the Company will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

ADDITIONAL INFORMATION

Stockholder Proposals for the 2015 Annual Meeting

Pursuant to our Bylaws, no business may be brought before an annual meeting unless it is specified in the notice of the meeting or is otherwise brought before the meeting by or at the direction of the Board of Directors or by a stockholder entitled to vote at the meeting, who has delivered written notice to our Corporate Secretary at our principal executive offices (containing certain information specified in the Bylaws about the stockholder and the proposed action). To be timely, the notice must not be received earlier than January 22, 2015 (120 days prior to May 22, 2015, the one year anniversary of the Annual Meeting), nor later than February 21, 2015 (90 days prior to May 22, 2015). The notice must contain the information required by our Bylaws.

The foregoing Bylaw provisions do not affect a stockholder’s ability to request inclusion of a proposal in our proxy statement within the procedures and deadlines set forth in Rule 14a-8 of the SEC’s proxy rules and referred to in the paragraph below. Pursuant to Rule 14a-8, stockholder proposals intended to be included in our proxy statement and voted on at our 2014 annual meeting must be received at our offices at Corporate Secretary, JetBlue Airways Corporation, 27-01 Queens Plaza North, Long Island City, New York 11101, on or before December 8, 2014.

A copy of our Bylaws is available upon request to: Corporate Secretary, JetBlue Airways Corporation, 27-01 Queens Plaza North, Long Island City, NY 11101. The officer presiding at the meeting may exclude matters that are not properly presented in accordance with these requirements.

Annual Report to Stockholders

The fiscal 2013 Annual Report to Stockholders (which is not a part of our proxy soliciting materials), is being mailed with this proxy statement to those stockholders that received a copy of the proxy materials in the mail. For those stockholders that received the notice of internet availability of proxy materials, this proxy statement and our fiscal 2013 Annual Report to Stockholders are available at our website at www.jetblue.com. Additionally, and in accordance with SEC rules, you may access our proxy statement at www.proxyvote.com, a “cookie-free” website that does not identify visitors to the site. A copy of the Company’s Annual Report on Form 10-K filed with the SEC will be provided to stockholders without charge upon written request directed to our General Counsel, JetBlue Airways Corporation, 27-01 Queens Plaza North, Long Island City, NY 11101. The Company’s copying costs will be charged if exhibits to the 2013 Annual Report on Form 10-K are requested. The Company makes available on or through our website free of charge our Annual Report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to such reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after filing.

By Order of the Board of Directors,

James G. Hnat

General Counsel
and Corporate Secretary

April 8, 2013

Long Island City, New York

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jetBlue

JETBLUE AIRWAYS CORPORATION
27-01 QUEENS PLAZA NORTH
LONG ISLAND CITY, NY 11101
ATTN: INVESTOR RELATIONS

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 21, 2014. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/jblu2014**
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 21, 2014. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by JetBlue in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M72814-P46588 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

JETBLUE AIRWAYS CORPORATION

The Board of Directors recommends you vote FOR the following proposals:

1. Election of Directors

Nominees:

	For	Against	Abstain
1a. David Barger	☐	☐	☐
1b. Jens Bischof	☐	☐	☐
1c. Peter Boneparth	☐	☐	☐
1d. David Checketts	☐	☐	☐
1e. Virginia Gambale	☐	☐	☐
1f. Stephan Gemkow	☐	☐	☐
1g. Ellen Jewett	☐	☐	☐
1h. Stanley McChrystal	☐	☐	☐
1i. Joel Peterson	☐	☐	☐
1j. Ann Rhoades	☐	☐	☐
1k. Frank Sica	☐	☐	☐
1l. Thomas Winkelmann	☐	☐	☐
2. To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.	☐	☐	☐
3. To approve, on an advisory basis, the compensation of our named executive officers.	☐	☐	☐

The Board of Directors recommends you vote AGAINST the following proposals:

	For	Against	Abstain
4. Stockholder proposal regarding political contributions reporting.	☐	☐	☐
5. Stockholder proposal regarding executive stock retention.	☐	☐	☐

For address changes and for comments, please check this box and write them on the back where indicated. ☐

Please indicate if you plan to attend this meeting. ☐ Yes ☐ No

NOTE: Certification: Pursuant to federal law and JetBlue's certificate of incorporation and bylaws, voting stock is subject to certain foreign ownership restrictions. By signing below, you represent that you are a United States citizen as that term is defined by the Federal Aviation Act or that the shares of stock represented by this Proxy have been registered on the Foreign Stock Record of the Company.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

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